As filed with the Securities and Exchange Commission on November 15, 2024.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10 and FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Form F-10	Form S-4
Emera Incorporated
(FOR CO-REGISTRANTS, PLEASE SEE TABLE OF CO- REGISTRANTS ON THE FOLLOWING PAGE)
(Exact Name of Registrant as Specified in its Charter)

Nova Scotia, Canada	4911	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5151 Terminal Road

Halifax NS Canada

B3J 1A1

Telephone: (902) 428-6096

(Address and telephone number of Registrant’s principal executive offices)

EUSHI Finance, Inc.

37 Route 236

Kittery Properties Suite 101

Kittery, ME 03904

Telephone: (902) 428-6213

(Name, address and telephone number of agent for service)

Copies to:

Brian C. Curry	Byron B. Rooney	John Macfarlane
5151 Terminal Road Halifax Nova Scotia Canada B3J 1A1 (902) 428-6996	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York U.S.A., 10017 (212) 450-4000	Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 (416) 362-2111

Form F-10	Form S-4

Province of Nova Scotia, Canada

(Principal Jurisdiction Regulating this Form F-10 Offering)

It is proposed that this filing shall become effective (check appropriate box):

A. ☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☐ at some future date (check appropriate box below):

1. ☐ Pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2. ☐ Pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3. ☐ Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☒ After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form F- 10 are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instructions G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (check one)

Large accelerated filer  ☐       Accelerated filer                    ☐

Non-accelerated filer    ☒       Smaller reporting company  ☐

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL CO-REGISTRANTS

Form S-4

Exact Name of Registrant Issuer as Specified in its Charter (or Other Organizational Document)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number	Addresses and Telephone Numbers of Principal Executive Offices

EUSHI Finance, Inc.	Delaware	4911	81-2897494	EUSHI Finance, Inc. 37 Route 236 Kittery Properties Suite 101 Kittery, ME 03904 Telephone: (902) 428-6213

Exact Name of Registrant Guarantor as Specified in its Charter (or Other Organizational Document)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number	Addresses and Telephone Numbers of Principal Executive Offices

Emera US Holdings Inc.	Delaware	4911	02-0527409	Emera US Holdings Inc. 702 N Franklin Street Tampa, FL 33602 Telephone: (813) 228-1111

PART 1

INFORMATION REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

PROSPECTUS (SUBJECT TO COMPLETION)

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

EUSHI FINANCE, INC.

Offer to Exchange the Outstanding Securities below:

Series	Registered CUSIP	Rule 144A CUSIP	Regulation S CUSIP
7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054	29882D AB9	29882D AA1	U2915E AA4

We are offering to exchange new US$500,000,000 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for our currently outstanding US$500,000,000 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 (the “Old Notes”). We refer to the Old Notes and the New Notes together as the “Notes.” The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes.  The Old Notes are, and the New Notes will be, fully and unconditionally guaranteed by Emera Incorporated, a Nova Scotia company (“Emera”) and Emera US Holdings Inc., a Delaware corporation (“EUSHI,” and together with Emera, “Guarantors”), on a joint, several and subordinated basis, subject to customary release provisions as set forth in the indenture dated June 18, 2024 between EUSHI Finance, Inc. (the “Issuer”), the Guarantors and Equiniti Trust Company, LLC (the “Trustee”), as supplemented by a first supplemental indenture dated June 18, 2024 (collectively, the “Indenture”).

The Exchange Offer

•	We will exchange all Old Notes that are validly tendered and not validly withdrawn for an equal principal amount of New Notes that are freely tradable in the United States.

•	You may withdraw tenders of Old Notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 11:59 p.m., New York City time, on , 2024, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of Old Notes for New Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The New Notes

•	The New Notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the placement of the Old Notes.

•	The terms of the New Notes to be issued in the exchange offer are substantially identical to the Old Notes, except that the New Notes will be freely tradable in the United States.

•	The Notes will be fully and unconditionally guaranteed, on a joint, several and subordinated basis (the “Guarantees”), by the Guarantors. See “Description of the New Notes—Guarantees.” EUSHI is a direct and indirect wholly-owned subsidiary of Emera and the Issuer is a direct, wholly-owned subsidiary of EUSHI.

Resales of New Notes

•	The New Notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the New Notes on a national market.

•	You are required to make the representations described on page 22 to us.

All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Old Notes and in the Indenture. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act, and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the Old Notes under the Securities Act.

See “Risk Factors” beginning on page 12 for a discussion of risk factors that should be considered by you prior to tendering your Old Notes in the exchange offer.

The Notes have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Emera is permitted, under the multi-jurisdictional disclosure system adopted in the U.S., to prepare this prospectus in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those in the U.S.

Financial statements incorporated herein have been prepared in accordance with U.S. generally accepted accounting principles.

Owning the Notes may subject you to tax consequences both in the United States and Canada.

Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that Emera is organized under the laws of Nova Scotia, that some or all of the officers and directors of Emera may be residents of Canada, that some or all of the experts named herein may be residents of Canada and that all or a substantial portion of our assets and the assets of said persons are located outside of the U.S.

Prospective investors should be aware that, during the period of the exchange offer, the registrants or their respective affiliates, directly or indirectly, may bid for or make purchases of the debt securities to be distributed or to be exchanged, or certain related debt securities, as permitted by applicable laws or regulations of Canada, or its provinces or territories.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of six months after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is                       , 2024

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering the Notes for exchange only in jurisdictions where such offers are permitted. The information contained in this prospectus is accurate only as of the date hereof, regardless of the time of delivery of this prospectus or of the exchange of the Notes offered hereby.

Unless otherwise indicated by the context, the terms (i) “we,” “our,” and “us” refer to Emera Incorporated, EUSHI Finance, Inc., Emera US Holdings Inc., and, if the context requires, Emera Incorporated’s subsidiaries, (ii) “Emera” refers to Emera Incorporated and, if the context requires, its subsidiaries, (iii) the “Issuer” refers to EUSHI Finance Inc., (iv) the “Guarantors” refers collectively to Emera Incorporated and Emera US Holdings Inc., and (v) “EUSHI” refers to Emera US Holdings Inc.

In this prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. References to “dollars,” “$,” “CAD” or “Cdn$” are to lawful currency of Canada. References to “U.S. dollars,” “USD” or “US$” are to lawful currency of the United States of America.

The “Old Notes” consisting of the US$500,000,000 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 which were issued June 18, 2024 and the “New Notes” consisting of the US$500,000,000 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 offered pursuant to this prospectus are sometimes collectively referred to in this prospectus as the “Notes.”

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

We and the guarantors have agreed that, starting on the expiration date and ending on the close of business six months after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

TAX CONSIDERATIONS

Holders of Notes are advised to consult their own tax advisors as to the consequences of the exchange described herein and the acquiring, holding and disposing of the New Notes, including, without limitation, the application of United States and Canadian federal tax laws to their particular situations, as well as any consequences to them under the laws of any other taxing jurisdiction. See “Material United States Tax Consequences of the Exchange Offer” and “Certain Canadian Federal Income Tax Considerations.”

v

ABOUT THIS PROSPECTUS

Emera is a reporting issuer in Canada, and as such Emera is subject to continuous disclosure and other obligations applicable to Canadian reporting issuers under applicable Canadian provincial securities laws. Emera files annual and quarterly reports, management’s discussion and analysis, management information circulars, annual information forms and other information with the various securities commissions or other securities regulatory authorities in the provinces of Canada (the “CSA”). The filings that Emera makes with the CSA may be retrieved, accessed and printed, free of charge, through SEDAR+, the secure web-based system used by all market participants to file, disclose and search for information in Canada's capital markets maintained on behalf of the CSA. The URL of that website is http://www.sedarplus.ca. In addition, the SEC maintains an Internet site at http://www.sec.gov (“EDGAR”) that contains reports, proxy and information statements and other information Emera has filed or furnished electronically with the SEC. Emera also makes this and other information available on its corporate website at http://www.emera.com. The information found on its corporate website and the information that it files on SEDAR or files or furnishes on EDGAR does not, except as specifically set forth below, form part of this prospectus and is not incorporated by reference herein.

Emera does not endorse or accept any responsibility for the content on, or the use of, SEDAR+ or EDGAR. Reference is made to SEDAR+ and EDGAR for informational purposes only, and is not intended for trading or investment purposes. Emera does not guarantee the sequence, accuracy or completeness of any information or data displayed through SEDAR+ or EDGAR, nor shall they be liable in any way to any offeree or to any other person, firm or corporation whatsoever for any delays, inaccuracies, errors in, or omission of any such information or data or the transmission thereof, or for any action taken in reliance thereon, or for any damages arising therefrom or occasioned thereby or by reason of nonperformance or interruption, or termination, of the information or data for any cause whatsoever.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated herein by reference, contains “forward-looking information” and “forward-looking statements” within the meaning of applicable securities laws (collectively, “forward-looking information”). The words “anticipates,” “believes,” “budget,” “could,” “estimates,” “expects,” “forecast,” “intends,” “may,” “might,” “plans,” “projects,” “schedule,” “should,” “targets,” “will,” “would” and similar expressions are often intended to identify forward-looking information, although not all forward-looking information contains these identifying words.

The forward-looking information in this prospectus, including the documents incorporated herein by reference, includes statements which reflect the current view of Emera’s management with respect to Emera’s expectations regarding future growth, results of operations, performance, the expected timing and outcome of the pending sale of New Mexico Gas Company, Inc., carbon dioxide emissions reduction goals, business prospects and opportunities. The forward-looking information reflects management’s current beliefs and is based on information currently available to Emera’s management and should not be read as guarantees of future events, performance or results, and will not necessarily be accurate indications of whether, or the time(s) at which, such events, performance or results will be achieved. All such forward-looking information in this prospectus is provided pursuant to safe harbour provisions contained in applicable securities laws.

The forward-looking information in this prospectus, including the documents incorporated by reference, is based on reasonable assumptions and is subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical results or results anticipated by the forward-looking information. Factors which could cause results or events to differ from current expectations are discussed in the “Business Overview and Outlook” section of Emera Incorporated Management’s Discussion and Analysis for the three-month and nine month period ended September 30, 2024, filed as Exhibit 99.1 to Emera’s Form 6-K furnished November 12, 2024 and may also include, without limits, statements regarding: Emera’s revenue, earnings and cash flow; the growth and diversification of Emera’s business and earnings base; future annual net income and dividend growth; expansion of Emera’s business; the expected compliance by Emera with the regulation of its operations; the expected timing of regulatory decisions; forecasted capital investment; the nature, timing and costs associated with certain capital projects; the expected impact on Emera of challenges in the global economy; estimated energy consumption rates; expectations related to annual operating cash flows; the expectation that Emera will continue to have reasonable access to capital in the near to medium term; expected debt maturities, repayments and renewals; expectations about increases in interest expense and/or fees associated with debt securities and credit facilities; no material adverse credit rating actions expected in the near term; the successful development of relationships with various stakeholders, the impact of currency fluctuations; expected changes in electricity rates; and the impacts of planned investment by the industry of gas transportation infrastructure within the United States.

The forecasts and projections that make up the forward-looking information are based on reasonable assumptions which include, but are not limited to: the receipt of applicable regulatory approvals and requested rate decisions; no significant operational disruptions or environmental liability due to a catastrophic event or environmental upset caused by severe weather or global climate change, other acts of nature or other major events; seasonal weather patterns remaining stable; no significant cyber or physical attacks or disruptions to Emera’s systems; the continued ability to maintain transmission and distribution systems to ensure their continued performance; continued investment in solar, wind and hydro generation; continued natural gas activity; no severe and/or prolonged downturn in economic conditions; sufficient liquidity and capital resources; the continued ability to hedge exposures to fluctuations in interest rates, foreign exchange rates and commodity prices; no significant variability in interest rates; expectations regarding the nature, timing and costs of capital investment of Emera and its subsidiaries; expectations regarding rate base growth; the continued competitiveness of electricity pricing when compared with other alternative sources of energy; the continued availability of commodity supply; the absence of significant changes in government energy plans and environmental laws and regulations that may materially affect Emera’s operations and cash flows; maintenance of adequate insurance coverage; the ability to obtain and maintain licenses and permits; no material decrease in market energy sales prices; favourable labour relations; and sufficient human resources to deliver service and execute Emera’s capital investment plan.

The forward-looking information is based on reasonable assumptions and is subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical results or results anticipated by the forward-looking information. Factors that could cause results or events to differ from current expectations include, without limitation: regulatory and political risk; operating and maintenance risks; changes in economic conditions; commodity price and availability risk; liquidity and capital market risk; changes in credit ratings; future dividend growth, rate base growth, and adjusted earnings per common share growth, timing and costs associated with certain capital investments; the expected impacts on Emera of challenges in the global economy; estimated energy consumption rates; risks related to the Notes; maintenance of adequate insurance coverage; changes in customer energy usage patterns; developments in technology that could reduce demand for electricity; global climate change; weather risk, including higher frequency and severity of weather events; risk of wildfires; unanticipated maintenance and other expenditures; system operating and maintenance risk; derivative financial instruments and hedging; interest rate risk; inflation risk; counterparty risk; disruption of fuel supply; country risks; supply chain risk; environmental risks; foreign exchange; regulatory and government decisions, including changes to environmental legislation, financial reporting and tax legislation; risks associated with pension plan performance and funding requirements; loss of service area; risk of failure of information technology infrastructure and cybersecurity risks; uncertainties associated with infectious diseases, pandemics and similar public health threats; market energy sales prices; labour relations; and availability of labour and management resources.

Readers are cautioned not to place undue reliance on forward-looking information as actual results could differ materially from the plans, expectations, estimates or intentions and statements expressed in the forward-looking information. All forward-looking information in this prospectus and in the documents incorporated herein by reference is qualified in its entirety by the above cautionary statements and, except as required by law, Emera undertakes no obligation to revise or update any forward-looking information as a result of new information, future events or otherwise.

DOCUMENTS INCORPORATED BY REFERENCE

The disclosure documents of Emera listed below and filed with the appropriate securities commissions or similar regulatory authorities in each of the provinces of Canada (available on SEDAR+ at www.sedarplus.ca) and filed or furnished with the SEC (available on EDGAR at www.sec.gov) include important business and financial information about Emera and are specifically incorporated by reference into and form an integral part of this prospectus:

(a)	Annual Information Form of Emera dated February 26, 2024 for the year ended December 31, 2023, filed as Exhibit 99.1 to Emera’s Form 40-F filed February 26, 2024;

(b)	Audited consolidated financial statements of Emera as at and for the years ended December 31, 2023 and December 31, 2022, together with the auditor’s report thereon, filed as Exhibit 99.3 to Emera’s Form 40-F filed February 26, 2024;

(c)	Management’s Discussion and Analysis of Emera for the year ended December 31, 2023, filed as Exhibit 99.2 to Emera’s Form 40-F furnished on February 26, 2024;

(d)	Unaudited condensed consolidated interim financial statements of Emera as at and for the three and nine months ended September 30, 2024 and 2023, filed as Exhibit 99.2 to Emera’s Form 6-K furnished on November 12, 2024;

(e)	Management’s Discussion and Analysis of Emera for the three and nine months ended September 30, 2024, filed as Exhibit 99.1 to Emera’s Form 6-K furnished on November 12, 2024; and

(f)	Management Information Circular of Emera distributed in connection with Emera’s annual meeting of shareholders held on May 23, 2024, furnished as Exhibit 99.1 to Emera’s Form 6-K filed April 12, 2024.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed or furnished document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed to be an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any documents of the type required by National Instrument 44-101 Short Form Prospectus Distributions to be incorporated by reference in this prospectus, including any material change reports (excluding confidential material change reports), unaudited interim consolidated financial statements, annual consolidated financial statements and the auditors’ report thereon, management’s discussion and analysis, information circulars, annual information forms and business acquisition reports filed by us with the securities commissions or similar authorities in Canada subsequent to the date of this prospectus and prior to the termination of the exchange offer shall be deemed to be incorporated by reference in this prospectus. To the extent that any document or information incorporated by reference into this prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F, 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. In addition, any document or information filed with or furnished to the SEC on Form 6-K should be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part if the Form 6-K expressly so states.

Copies of Emera’s documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Emera at 5151 Terminal Road, Halifax, Nova Scotia B3J 1A1 (telephone 902-428-6096). These documents are also available through the internet on Emera’s website at www.emera.com or on SEDAR+ which can be accessed at www.sedarplus.ca. These documents are also available through the internet on

EDGAR, which can be accessed at www.sec.gov. The information contained on, or accessible through, any of these websites is not incorporated by reference into this prospectus and is not, and should not be considered to be, a part of this prospectus, unless it is explicitly so incorporated.

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CURRENCY

In this prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. References to “Canadian dollars”, “$”, “CAD” or “Cdn$” are to lawful currency of Canada. References to “U.S. dollars”, “USD”, “US$” or “U.S.$” are to lawful currency of the United States of America.

The following table sets forth, for each of the periods indicated, the daily average exchange rate, the average of the daily average exchange rates and the high and low daily average exchange rates of one U.S. dollar in exchange for Canadian dollars as reported by the Bank of Canada.

	Nine months ended September 30		Year ended December 31
	2024	2023	2023	2022	2021
High	1.3858	1.3807	1.3875	1.3856	1.2942
Low	1.3316	1.3128	1.3128	1.2451	1.2040
Average	1.3604	1.3457	1.3497	1.3013	1.2535
Period End	1.3499	1.3520	1.3226	1.3544	1.2678

On November 14, 2024, the daily average exchange rate as reported by the Bank of Canada was US$1.00 = $1.4027.

THIRD PARTY SOURCES AND INDUSTRY DATA

This prospectus contains or incorporates by reference information from publicly available third party sources as well as industry data prepared by Emera’s management on the basis of its knowledge of the regulated electric and gas utility industry in which Emera operates (including management’s estimates and assumptions relating to the industry based on that knowledge). Emera’s management’s knowledge of the regulated utility industry has been developed through its experience and participation in the industry. Emera’s management believes that its industry data is accurate and that its estimates and assumptions are reasonable, but there can be no assurance as to the accuracy or completeness of this data. Third-party sources generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. Although Emera’s management believes it to be reliable, Emera has not independently verified any of the data from third-party sources referred to in this prospectus or the documents incorporated by reference herein or analyzed or verified the underlying studies or surveys relied upon or referred to by such sources, or ascertained the underlying economic assumptions relied upon or referred to by such sources.

SUMMARY

This summary highlights the information contained elsewhere in this prospectus or incorporated by reference herein. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the exchange offer, we encourage you to read this entire prospectus and the documents incorporated by reference herein. You should read the following summary together with the more detailed information and consolidated financial statements and the Notes to those statements incorporated by reference into this prospectus. Unless otherwise indicated, financial information included or incorporated by reference in this prospectus is presented on an historical basis.

Our Company

Emera Incorporated (“Emera”) was incorporated in the Province of Nova Scotia in 1998 and is the direct or indirect owner of all of the shares in Emera US Holdings Inc. (“EUSHI”). Emera’s principal executive office is located at 5151 Terminal Road, P.O. Box 910, Halifax, NS B3J 1A1, Canada, and Emera’s telephone number is (902) 450-0507. Emera’s website address is www.emera.com. Material contained on Emera’s website is not part of and is not incorporated by reference in this prospectus.

EUSHI Finance, Inc. (the “Issuer”) is a Delaware corporation that was formed on May 20, 2016. The Issuer is owned indirectly by Emera through EUSHI. The Issuer was formed for the purpose of Emera’s intercompany financings and does not have any operations or assets other than interests in other financing-related entities, and it does not have any operating revenues.

EUSHI is a Delaware corporation that was incorporated on June 14, 2001.  EUSHI is a direct and indirect, wholly owned subsidiary of Emera. EUSHI does not have any operations and serves as the holding company for certain of Emera’s assets located in the United States.

Emera is a geographically diverse energy and services company headquartered in Halifax, Nova Scotia, with approximately $39 billion in assets as at December 31, 2023 and 2023 revenues of more than $7.5 billion. The company primarily invests in regulated electricity generation and electricity and gas transmission and distribution. Emera’s strategic focus continues to be safely delivering cleaner, affordable and reliable energy to its customers. Emera has investments in the United States, Canada and the Caribbean.

THE EXCHANGE OFFER

On June 18, 2024, we privately placed US$500,000,000, aggregate principal amount of the Old Notes in a transaction exempt from registration under the Securities Act.  In connection with the private placement, we entered into a registration rights agreement, dated as of June 18, 2024, with the initial purchasers of the Old Notes.  In the registration rights agreement, we agreed to offer to exchange Old Notes for New Notes registered under the Securities Act.  We also agreed to deliver this prospectus to the holders of the Old Notes.  In this prospectus the Old Notes and the New Notes are referred to together as the “Notes.” You should read the discussion under the heading “Description of the New Notes” for information regarding the Notes.

The Issuer and the Guarantors of the Old Notes entered into a registration rights agreement with the initial purchasers in the private offering in which the Issuer and the Guarantors agreed to file a registration statement with the SEC with respect to a registered offer to exchange the Old Notes for the new  Notes, use commercially reasonable efforts to consummate the exchange offer within 365 days after the issue date of the Notes, and keep the exchange offer open for not less than 20 business days after the date notice of the exchange offer is mailed to the holders of the Notes. You are entitled to exchange in the exchange offer your Old Notes for New Notes which are identical in all material respects to the Old Notes except that the New Notes have been registered under the Securities Act and will not contain terms with respect to transfer restrictions in the United States, and are not entitled to registration rights and additional interest provisions applicable to the Old Notes.

The Exchange Offer	We are offering up to US$500 million aggregate principal amount of 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due December 15, 2054, which will be registered under the Securities Act. Old Notes may be exchanged only in denominations of US$2,000 and integral multiples of US$1,000 in excess of US$2,000.
Resale

The Issuer has not entered into any arrangement or understanding with any person who will receive New Notes in the exchange offer to distribute those securities following completion of the exchange offer. The Issuer is not aware of any person that will participate in the exchange offer with a view to distribute the New Notes.

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the New Notes issued pursuant to the exchange offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) in the United States without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

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you are acquiring the New Notes in the ordinary course of your business; and

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you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The letter of transmittal also includes an acknowledgment that each person participating in the exchange offer does not intend to engage in a distribution of the New Notes. In addition, the letter of transmittal includes an acknowledgment for each person that is a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities that such broker-dealer will satisfy any prospectus delivery requirements in connection with any resale of New Notes received pursuant to the exchange offer. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers for such prospectus delivery requirements. We have agreed that, for a period of 180 days after the expiration date (as defined herein), it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Any holder of Old Notes who:

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is our affiliate;

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does not acquire New Notes in the ordinary course of its business; or

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tenders its Old Notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of New Notes;

cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes in the United States.

Expiration Date, Withdrawal of Tender	The exchange offer will expire at midnight, New York City time, on , 2024, unless extended by us. We do not currently intend to extend the expiration date. You may withdraw the tender of your Old Notes at any time prior to the expiration of the exchange offer. We will return to you any of your Old Notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.
Interest on the New Notes

The New Notes bear interest (i) from and including June 18, 2024 (the “original issue date”) to but excluding December 15, 2029 (the “First Reset Date”), at the rate of 7.625% per annum and (ii) from and including the First Reset Date, during each Reset Period (as defined herein), at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 3.136%, to be reset on each Reset Date (as defined herein). For the definitions of the terms “Reset Period,” “Five-year U.S. Treasury Rate,” “Reset Interest Determination Date” and “Reset Date” and for other important information concerning the calculation of interest on the Notes, see “Description of the New Notes—Maturity, Interest and Payment.”

On the first interest payment date following the exchange, holders of New Notes will receive interest for the period from and including the last interest payment date on which interest was paid on the Old Notes. No additional or other interest relating to such period will be paid to such holders.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus for more information.
Procedures for Tendering Old Notes

If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal together with your Old Notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold Old Notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

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you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

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you do not have an arrangement or understanding with any person or entity to participate in the distribution of the New Notes;

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you are acquiring the New Notes in the ordinary course of your business; and

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if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of such New Notes in the United States.

Special Procedures for Beneficial Owners	If you are a beneficial owner of Old Notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Old Notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Old Notes, either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.
Guaranteed Delivery Procedures	If you wish to tender your Old Notes and your Old Notes are not immediately available or you cannot deliver your Old Notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests prior to the expiration date, you must tender your Old Notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”
Effect on Holders of Old Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of the exchange offer, we and the guarantors will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the Old Notes under the circumstances described in the registration rights agreement. If you are a holder of Old Notes and you do not tender your Old Notes in the exchange offer, you will continue to hold such Old Notes and you will be entitled to all the rights and limitations applicable to the Old Notes as set forth in the Indenture, except we and the guarantors will not have any further obligations to you to provide for the exchange and registration of untendered Old Notes under the registration rights agreement. To the extent that Old Notes are tendered and accepted in the exchange offer, the trading market, if any, for Old Notes that are not so tendered and accepted could be adversely affected.

Consequences of Failure to Exchange	All untendered Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and in the Indenture. In general, the Old Notes may not be offered or sold in the United States, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we and the guarantors do not currently anticipate that we will register the Old Notes under the Securities Act.
Certain Federal Income Tax Considerations	The exchange of Old Notes for New Notes in the exchange offer will not constitute a taxable event for United States federal income tax purposes and no Canadian federal income tax will be payable in respect of the exchange by a Non-Canadian Holder (as defined under the heading “Certain Canadian Federal Income Tax Considerations”). See “Material United States Tax Consequences of the Exchange Offer” and “Certain Canadian Federal Income Tax Considerations.”
Accounting Treatment	We will record the New Notes in our accounting records at the same carrying value as the Old Notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.
Regulatory Approvals	Other than compliance with the Securities Act and other applicable securities laws and qualification of the Indenture under the Trust Indenture Act of 1939, as amended, there are no federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the exchange offer.
Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes in the exchange offer.
Exchange Agent	D.F. King & Co., Inc. is the exchange agent for the exchange offer. The contact information for the exchange agent is set forth in the section captioned “The Exchange Offer — Exchange Agent” of this prospectus.

THE NEW NOTES

The summary below describes the principal terms of the New Notes.  The “Description of the New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Old Notes and the New Notes.  The New Notes are substantially identical to the Old Notes, except that the New Notes have been registered under the Securities Act and will not have any of the transfer restrictions, additional interest provisions or registration rights.  The New Notes will evidence the same debt as the Old Notes, be guaranteed by Emera and specified subsidiaries of Emera and be entitled to the benefits of the Indenture. All references to “Notes” below refer to the Old Notes and the New Notes unless the context requires.

Issuer	EUSHI Finance, Inc., a Delaware corporation.
Notes Offered	US$500 million aggregate principal amount of 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due December 15, 2054.
Guarantors	Emera Incorporated and Emera US Holdings Inc.
Guarantees	Emera Incorporated and Emera US Holdings Inc. will fully and unconditionally guarantee, on a joint, several and subordinated basis, the due and punctual payment of the principal of, premium, if any, and interest on the Notes and any other obligations of the Issuer under the Notes and the Indenture when and as they become due and payable, whether at stated maturity, upon redemption (including with respect to a Tax Event or a Rating Agency Event (each as defined in “Description of the New Notes —Redemption—Redemption Following a Tax Event” and “Description of the New Notes—Redemption—Redemption Following a Rating Agency Event”, respectively)),, by acceleration or otherwise if the Issuer is unable to satisfy these obligations.
Indenture	The Notes and the Guarantees will be issued under and governed by an indenture dated as of June 18, 2024, as previously amended and supplemented on June 18, 2024, and as to be amended and supplemented by one or more supplemental indentures relating to the Notes (collectively, the “Indenture”) to be entered into among the Issuer, the Guarantors and Equiniti Trust Company, LLC, as trustee.
Maturity Dates	The New Notes will mature on December 15, 2054, subject to earlier redemption at the Issuer’s option described under “Description of the New Notes—Redemption.”
Interest Payment Dates	Subject to the Issuer’s right to defer interest payments as described under “Optional Interest Deferral” below, interest on the Notes of will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2024, and on the maturity date.
Interest Rates	The New Notes bear interest (i) from and including the original issue date to but excluding the First Reset Date, at the rate of 7.625% per annum and (ii) from and including the First Reset Date, during each Reset Period, at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 3.136%, to be reset on each Reset Date.

Optional Interest Deferral

So long as no Event of Default with respect to the Notes has occurred and is continuing, the Issuer may, at its option, defer interest payments on the Notes, from time to time, for one or more deferral periods of up to 20 consecutive semi-annual Interest Payment Periods each (each such deferral period, commencing on the interest payment date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the final maturity date of the Notes or end on a day other than the day immediately preceding an interest payment date. In other words, the Issuer may declare at its discretion up to a ten-year interest payment moratorium on the Notes and may choose to do that on one or more occasions. No interest will be due or payable on the Notes during any such Optional Deferral Period unless the Issuer elects, at its option, to redeem Notes during such Optional Deferral Period, in which case accrued and unpaid interest to but excluding the redemption date will be due and payable on such redemption date only on the Notes being redeemed, or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an Event of Default with respect to the Notes, in which case all accrued and unpaid interest on the Notes shall become due and payable. The Issuer may elect, at its option, to extend the length of any Optional Deferral Period that is shorter than 20 consecutive semi-annual Interest Payment Periods (so long as the entire Optional Deferral Period does not exceed 20 consecutive semi-annual Interest Payment Periods or extend beyond the final maturity date of the Notes) and to shorten the length of any Optional Deferral Period. The Issuer cannot begin a new Optional Deferral Period until the Issuer or the Guarantors have paid all accrued and unpaid interest on the Notes from any previous Optional Deferral Period. During any Optional Deferral Period, interest on the Notes will continue to accrue at the then applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes). In addition, during any Optional Deferral Period, interest on the deferred interest will accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes), compounded semi-annually, to the extent permitted by applicable law. For the definition of the term “Event of Default,” see “Description of the New Notes—Events of Default”, and for the definition of the term “Interest Payment Period” and other important information concerning the Issuer’s right to defer interest payments on the Notes, see “Description of the New Notes—Option to Defer Interest Payments.”

If the Issuer defers payments of interest on the Notes, the Notes will be treated at that time, solely for purposes of the original issue discount rules, as having been retired and reissued with original issue discount for U.S. federal income tax purposes. This means that if you are subject to U.S. federal income taxation on a net income basis, you would be required to include in your gross income for U.S. federal income tax purposes the deferred interest payments on your Notes before you receive any cash, regardless of your regular method of accounting for U.S. federal income tax purposes. For more information concerning the tax consequences you may have if payments of interest are deferred, see “Risk Factors—Holders of the Notes subject to U.S. federal income taxation may have to pay taxes on interest before they receive payments from us”.
Certain Restrictions during an Optional Interest Deferral

During an Optional Deferral Period, the Issuer and the Guarantors may not do any of the following (subject to exceptions):

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declare or pay any dividends or distributions on any Capital Stock (as defined in “Description of the New Notes—Option to Defer Interest Payments”)of Emera or the Issuer;

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redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of Emera or the Issuer;

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pay any principal, interest or premium on, or repay, repurchase or redeem, any indebtedness of the Issuer or the Guarantors that ranks equally with or junior to the Notes or the Guarantees in right of payment; or

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make any payments with respect to any Guarantees by the Issuer or the Guarantors of any indebtedness if such Guarantees rank equally with or junior to the Notes or the Guarantees in right of payment.

For further important information, including information concerning the exceptions referred to above, see “Description of the New Notes—Option to Defer Interest Payments.”

Subordination

The Notes and the related Guarantees will:

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be subordinate and rank junior in right of payment to all existing and future Senior Indebtedness (as defined in “Description of the New Notes—Subordination”) of the Issuer or the relevant Guarantors,

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rank equally in right of payment with all existing and future unsecured and subordinated indebtedness that each of the Issuer and the Guarantors may incur from time to tome if the terms of such indebtedness provide that it ranks equally with the Notes and the Guarantees,

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in right of payment, be effectively subordinated to all existing and future secured indebtedness of the Issuer or the Guarantors, to the extent of the value of the assets securing such indebtedness, and

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be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities (including trade payables) of Emera’s direct and indirect subsidiaries (other than EUSHI and the Issuer).

The Indenture contains no restrictions on the amount of additional Senior Indebtedness or secured or unsecured indebtedness that the Issuer and the Guarantors may incur or the amount of indebtedness (whether secured or unsecured) that their respective subsidiaries may incur.

Optional Redemption

At its option, the Issuer may redeem some or all of the Notes, as applicable, before their maturity, as follows:

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in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a redemption price in cash equal to 100% of the principal amount of the Notes being redeemed, plus, subject to the terms described in the first paragraph under “Description of the New Notes— Redemption—Redemption Procedures; Cancellation of Redemption,” accrued and unpaid interest on the Notes to be redeemed to but excluding the redemption date;

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in whole but not in part, at any time following the occurrence and during the continuance of a Tax Event (as defined in “Description of the New Notes—Redemption—Redemption Following a Tax Event”) at a redemption price in cash equal to 100% of the principal amount of the Notes, plus, subject to the terms described in the first paragraph under “Description of the New Notes—Redemption—Redemption Procedures; Cancellation of Redemption,” accrued and unpaid interest on the Notes to but excluding the redemption date; and

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in whole but not in part, at any time following the occurrence and during the continuance of a Rating Agency Event (as defined in “Description of the  New Notes—Redemption—Redemption Following a Rating Agency Event”) at a redemption price in cash equal to 102% of the principal amount of the Notes, plus, subject to the terms described in the first paragraph under “Description of the New Notes—Redemption—Redemption Procedures; Cancellation of Redemption,” accrued and unpaid interest on the Notes to but excluding the redemption date.

Additional Amounts	Subject to certain exceptions and limitations described under the heading “Description of the New Notes–Additional Amounts,” the Issuer will pay such Additional Amounts (as defined herein) on the Notes as will result in the receipt by the holders of the Notes of such amounts as would have been received by them had no withholding or deduction (that is required by law) been required. For more information regarding Additional Amounts with respect to the Notes, see “Description of the New Notes–Additional Amounts.”
Denominations	The Notes will be issued in minimum denomination of US$2,000 and integral multiples US$1,000 in excess thereof.

Trustee	Equiniti Trust Company, LLC.
Governing Law	State of New York.
Risk Factors	An investment in the Notes involves certain risks which should be carefully considered by prospective investors, including risks in respect of the Notes and the business and operations of Emera. See “Risk Factors.”

RISK FACTORS

An investment in the Notes involves certain risks. A prospective purchaser of the Notes should carefully consider the risk factors set forth below as well as the other information contained in this prospectus and the documents incorporated by reference herein before you decide to tender Old Notes in the exchange offer, including, without limitation, the risk factors discussed under (i) the heading “Risk Factors” in the Emera’s Annual Information Form dated February 26, 2024 for the year ended December 31, 2023 (filed on EDGAR as Exhibit 99.1 to Emera’s Form 40-F filed February 26, 2024 and incorporated by reference herein); (ii) the heading “Principal Financial Risks and Uncertainties” in note 27 to Emera’s audited consolidated financial statements as at and for the years ended December 31, 2023 and 2022 filed on Exhibit 99.3 to Emera’s Form 40-F filed February 26, 2024; (iii) the heading “Enterprise Risk and Risk Management” in Emera’s Management’s Discussion and Analysis for the year ended December 31, 2023; and (iv) the heading “Principal Financial Risks and Uncertainties” in note 21 to Emera’s unaudited condensed consolidated interim financial statements as at and for the three and nine months ended September 30, 2024 and September 30, 2023 filed on Exhibit 99.2 to Emera’s Form 6-K furnished on November 12, 2024. The risks described below are not the only risks that may affect us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your investment.

Risks Related to the Exchange Offer

If you choose not to exchange your Old Notes in the exchange offer, the transfer restrictions currently applicable to your Old Notes will remain in force and the market price of your Old Notes could decline.

If you do not exchange your Old Notes for New Notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the Old Notes as set forth in the prospectus distributed in connection with the private offering of the Old Notes. In general, the Old Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement entered into in connection with the private offering of the Old Notes, we do not intend to register resales of the Old Notes under the Securities Act. The tender of Old Notes under the exchange offer will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Old Notes due to a reduction in liquidity. Holders who do not tender their Old Notes will not have any further registration rights or any right to receive additional interest under the registration rights agreement or otherwise.

You must follow the exchange offer procedures carefully in order to receive the New Notes.

If you do not follow the procedures described in this prospectus, you will not receive any New Notes. If you want to tender your Old Notes in exchange for New Notes, you will need to contact a DTC participant to complete the book-entry transfer procedures, or otherwise complete and transmit a letter of transmittal, in each case described under “The Exchange Offer,” prior to the expiration date, and you should allow sufficient time to ensure timely completion of these procedures to ensure delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of Old Notes for exchange. For additional information, see the section captioned “The Exchange Offer” in this prospectus.

You may not be able to sell your Old Notes if you do not exchange them for New Notes in the exchange offer.

If you do not exchange your Old Notes for New Notes in the exchange offer, your Old Notes will continue to be subject to the restrictions on transfer as stated in the legend on the Old Notes.  In general, you may not reoffer, resell or otherwise transfer the Old Notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently anticipate that we will register the Old Notes under the Securities Act.

The market for Old Notes may be significantly more limited after the exchange offer and you may not be able to sell your Old Notes after the exchange offer.

If Old Notes are tendered and accepted for exchange under the exchange offer, the trading market for Old Notes that remain outstanding may be significantly more limited.  As a result, the liquidity of the Old Notes not tendered for exchange could be adversely affected.  The extent of the market for Old Notes and the availability of price quotations would depend upon a number of factors, including the number of holders of Old Notes remaining outstanding and the interest of securities firms in maintaining a market in the Old Notes.  An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float.  As a result, the market price for Old Notes that are not exchanged in the exchange offer may be affected adversely as Old Notes exchanged in the exchange offer reduce the float.  The reduced float also may make the trading price of the Old Notes that are not exchanged more volatile.

Your Old Notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your Old Notes will continue to be subject to existing transfer restrictions and you may not be able to sell your Old Notes.

We will not accept your Old Notes for exchange if you do not follow the exchange offer procedures.  We will issue New Notes as part of the exchange offer only after timely receipt of your Old Notes, a properly completed and duly executed letter of transmittal and all other required documents.  Therefore, if you want to tender your Old Notes, please allow sufficient time to ensure timely delivery.  If we do not receive your Old Notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your Old Notes for exchange.  We are under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange.  If there are defects or irregularities with respect to your tender of Old Notes, we will not accept your Old Notes for exchange.

There is no established trading market for the New Notes.

The New Notes will constitute a new issue of securities with no established trading market.  A trading market for the New Notes may not develop.  If a market does develop, it may not provide you the ability to sell your New Notes.  Further, you may not be able to sell your New Notes at a favorable price or at all.  If a market does develop, the New Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the New Notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC No-Action Letter available May 13, 1988, Morgan Stanley & Co., Incorporated, SEC No-Action Letter available June 5, 1991 and Shearman & Sterling, SEC No-Action Letter available July 2, 1993, we believe that you may offer for resale, resell or otherwise transfer the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.  However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your New Notes.  In these cases, if you transfer any New Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Notes under the Securities Act, you may incur liability under this Act.  We do not and will not assume, or indemnify you against, this liability.

Risks Related to the Notes

Emera has a substantial amount of indebtedness which may adversely affect its cash flow and ability to operate its business.

Emera has incurred a significant amount of debt. As of September 30, 2024, Emera has approximately Cdn$19,343 million of total indebtedness outstanding.

The Notes are obligations of the Issuer and the Guarantors and not of the Issuer’s or the Guarantors’ subsidiaries and will be subordinated to all other indebtedness of the Issuer and the Guarantors (other than any unsecured indebtedness the Issuer or the Guarantors may incur in the future that ranks junior to or pari passu with the Notes) and structurally subordinated to the claims of the Issuer’s and the Guarantors’ subsidiaries’ creditors.

The Notes will be subordinated in right of payment to all of the Issuer’s and the Guarantors’ existing and future Senior Indebtedness. This means that, in the event of (a) the Issuer’s or the Guarantors’ dissolution, winding-up, liquidation or reorganization, (b) the Issuer’s or the Guarantors’ failure to pay any interest, principal or other monetary amounts due on any of its Senior Indebtedness when due (and continuance of that default beyond any applicable grace period) or (c) acceleration of the maturity of any of the Issuer’s or the Guarantors’ Senior Indebtedness as a result of a default, the Issuer will not be permitted to make any payments on the Notes until, in the case of clause (a), all amounts due or to become due on all of its Senior Indebtedness have been paid in full, or, in the case of clauses (b) and (c), all amounts due on its Senior Indebtedness have been paid in full. For additional information about the subordination of the Notes to our Senior Indebtedness, see “Description of the New Notes— Subordination”

The Notes will also be structurally subordinated to any indebtedness and other liabilities of Emera’s subsidiaries (other than EUSHI and the Issuer). As of September 30, 2024, the Issuer and the Guarantors had Cdn$3,442 million of indebtedness, none of which was secured, and Emera’s subsidiaries (other than EUSHI and the Issuer) had approximately Cdn$15,901 million in indebtedness.

Due to the subordination of the Notes to the Senior Indebtedness and the effective subordination of the Notes to any secured indebtedness of the Issuer and the Guarantors, if either the Issuer’s or the Guarantors’ assets are distributed upon their respective dissolution, winding-up, liquidation or reorganization, holders of their Senior Indebtedness and any secured indebtedness would likely recover more, ratably, than the holders of the Notes, and it is possible that no payments would be made to the holders of the Notes.

The Notes will rank equally in right of payment with any existing and future unsecured and subordinated indebtedness that the Issuer or the Guarantors may incur from time to time if the terms of such indebtedness provide that it ranks equally with the Notes in right of payment.

The Issuer can defer interest payments on the Notes for one or more Optional Deferral Periods of up to 20 consecutive semi-annual Interest Payment Periods each. This may affect the market price of the Notes.

So long as no Event of Default with respect to the Notes has occurred and is continuing, the Issuer may, at its option, defer interest payments on the Notes, from time to time, for one or more Optional Deferral Periods of up to 20 consecutive semi-annual Interest Payment Periods each, except that no such Optional Deferral Period may extend beyond the final maturity date of the Notes or end on a day other than the day immediately preceding an interest payment date. In other words, the Issuer may declare at its discretion up to a ten-year interest payment moratorium on the Notes and may choose to do that on one or more occasions. Moreover, following the end of any Optional Deferral Period, if all amounts then due on the Notes are paid, the Issuer could immediately start a new Optional Deferral Period of up to 20 consecutive semi-annual Interest Payment Periods. No interest will be paid or payable on the Notes during any Optional Deferral Period unless the Issuer elects, at its option, to redeem Notes during such Optional Deferral Period, in which case accrued and unpaid interest to but excluding the redemption date will be due and payable on such redemption date only on the Notes being redeemed, or unless the principal of and interest on the Notes shall have been declared due and payable as a result of an Event of Default with respect to the Notes, in which case all accrued and unpaid interest on the Notes shall become due and payable. Instead, interest on the Notes would be deferred but would continue to accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes). In addition, during any Optional Deferral Period, interest on the deferred interest would accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes), compounded semi-annually, to the extent permitted by applicable law. If the Issuer exercises this interest deferral right, the Notes may trade at a price that does not reflect the value of accrued and unpaid interest on the Notes or that is otherwise substantially less than the price at which the Notes would have traded if the Issuer had not exercised such deferral right. If the Issuer exercises this interest deferral right and you sell your Notes during an Optional Deferral Period, you may not receive the same return on your investment as a holder that continues to hold its Notes until the Issuer pays the deferred interest following the end of such Optional Deferral Period. In addition, as a result of the Issuer’s right to defer interest payments, the market price of the Notes may be more volatile than other securities that do not have these rights.

The Issuer or the Guarantors could enter into various transactions that could increase the amount of its outstanding indebtedness, or adversely affect their capital structure or credit ratings, or otherwise adversely affect holders of the Notes.

The terms of the Notes will not prevent the Issuer or the Guarantors from entering into a variety of acquisition, refinancing, recapitalization or other highly-leveraged transactions. As a result, the Issuer or the Guarantors may enter into a transaction even though the transaction could increase the total amount of their outstanding indebtedness, adversely affect their capital structure or credit ratings or otherwise adversely affect the holders of the Notes.

Each Guarantor’s Guarantee of the Notes could be voided or subordinated by applicable federal bankruptcy law and insolvency laws in the United States or Canada.

The Issuer’s obligations under the Notes will be guaranteed by the Guarantors. In the United States, under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, each Guarantor’s Guarantee could be voided, or claims in respect of such Guarantee could be subordinated to all other debts of such Guarantor if, among other things, such Guarantor, at the time it incurred the indebtedness evidenced by its Guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such Guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transactions for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by a Guarantor pursuant to its Guarantee could be voided and required to be returned to the Guarantor or to a fund for the benefit of the creditors of the Guarantor.

As one of the Guarantors, Emera, is organized under the laws of the province of Nova Scotia, Canada and a portion of its assets are located in Canada, applicable Canadian statutes may also allow courts to void the Notes and/or the Guarantees. The Issuer’s creditors or creditors of the Guarantors could challenge the Guarantees as fraudulent transfers, conveyances, preferences, transfers at undervalue or on other grounds under applicable Canadian federal or provincial law. Payments made to the holders of the Notes may be required to be returned or the Guarantees may be avoided or set aside under Canadian federal or provincial legislation if it is judicially determined that, among other things:

•	at the time of the payment or of the making of the Guarantee, the payor or Guarantor, as the case may be, was insolvent and the payment or had the effect of or was given with a view to giving a preference to, or conferred a fraudulent or unjust preference on, the recipient or another Guarantor;

•	the payment or making of the Guarantee was a transfer at undervalue and at the time of the repayment or the making of the Guarantee the payor or the Guarantor, as the case may be, was insolvent or was rendered insolvent by the payment or the making of the Guarantee;

•	the payment or making of the Guarantee was intended to defeat, hinder, delay or defraud creditors; or

•	the payment or making of the Guarantee was oppressive to creditors.

The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure as to the standards that a court would use to determine whether or not each Guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of each Guarantee of the Notes would not be voided or each Guarantee of the Notes would not be subordinated to each Guarantor’s other debt.

If a Guarantee were legally challenged, such Guarantee could also be subject to the claim that, since the Guarantee was incurred for the Issuer’s benefit, and only indirectly for the benefit of the Guarantor, the obligations of the Guarantor were incurred for less than fair consideration.

A court could thus void the obligations under each Guarantee or subordinate each Guarantee to each Guarantor’s other debt or take other action detrimental to holders of the Notes.

Canadian bankruptcy and insolvency laws may impair the Trustee’s ability to enforce remedies under the Notes.

Emera is a company governed by the laws of the Province of Nova Scotia, Canada, and a portion of its assets are located in Canada. Therefore, Canadian bankruptcy and insolvency laws will apply in the event of Emera’s bankruptcy or insolvency.

Canadian bankruptcy, insolvency, winding-up, reorganization and other restructuring or similar corporate arrangement legislation (collectively, “Canadian insolvency laws”), may impair, delay, stay, compromise, or otherwise restrict the rights of the Trustee, as applicable, to enforce remedies under the Indenture governing the Notes or the Guarantees, or the Notes or the Guarantees if the benefit of applicable Canadian insolvency laws is sought with respect to Emera. For example, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and other corporate arrangement legislation each contain provisions enabling a debtor to obtain a stay of proceedings or other rights and remedies in favor of itself and its property against its creditors and others and to prepare and file a restructuring proposal, a plan of arrangement or a plan of compromise or arrangement to be voted on by the various classes of its affected creditors. A restructuring proposal, plan of arrangement or plan of compromise or arrangement, as applicable, if accepted by the requisite majorities of each affected class of creditors, and if approved by the relevant Canadian court and implemented, would be binding on all affected creditors within each affected class, including those affected creditors that did not vote to accept the proposal, plan of arrangement or plan of compromise or arrangement. In addition, the relevant Canadian court may, subject to certain conditions, create court-ordered charges on the assets of the debtor to secure interim financing, professional fees, post-filing amounts owing to critical suppliers, director liabilities or other obligations, in priority to the security interests that secure the Notes and the Guarantees. Moreover, Canadian insolvency laws, in certain instances, permit the debtor (or its court appointed receiver) to retain possession and administration of its property (including property that constitutes collateral), subject to court oversight, even though it may be in default under the applicable debt instrument or security document during the applicable proceedings and notwithstanding the ability of its creditors to enforce their rights upon such default are impaired, delayed, stayed, compromised, or otherwise restricted,. In addition, it may be possible to restructure certain debt obligations, including Guarantees, under the applicable governing federal or provincial corporate statute without commencing formal insolvency proceedings.

In this regard, any approval threshold requirements provided in the Indenture governing the Notes for modification of certain rights of the holders of Notes may be disregarded in a restructuring of Emera’s debt under applicable law or the order or decree of a court having jurisdiction. In an insolvency, bankruptcy corporate arrangement in respect of a compromise of the debt of the debtors or similar proceeding, the applicable statute or the court will establish the approval threshold. The approval threshold requirements under the Indenture governing the Notes may also be disregarded in a restructuring by way of a court approved arrangement under a Canadian corporate statute. Stays of proceedings have also been granted in connection with these corporate debt restructurings.

The powers of the court under Canadian insolvency laws, and particularly the Companies’ Creditors Arrangement Act (Canada), have been interpreted and exercised broadly and remedially so as to preserve the enterprise value of a restructuring entity and protect such entity and its assets from actions taken by creditors and other parties. Accordingly, the Issuer cannot predict whether payments under the Notes or the Guarantees thereof would be made during any bankruptcy, insolvency, corporate arrangement in respect of a compromise of the debt of the debtors or other restructuring proceedings, whether (and to what extent) or when the Trustee could exercise its rights under the Indenture governing the Notes or the Guarantees during any such proceedings, or whether (and to what extent) holders of the Notes would be compensated for any delays in payment of principal, interest and costs, including the fees and disbursements of the Trustee. Accordingly, if Emera were to become subject to any bankruptcy, insolvency, corporate arrangement in respect of a compromise of the debt of the debtors or other restructuring proceedings, Emera may cease making payments on the Guarantees and the Trustee may not be able to exercise its rights under the Indenture governing the Notes and Guarantees, respectively, following commencement of or during such proceedings, without leave of the court.

In addition, under Canadian insolvency laws, courts have jurisdiction over a debtor’s property wherever it is located, including property situated in other countries. However, courts outside of Canada may not recognize the Canadian court’s jurisdiction. Accordingly, absent recognition of the Canadian proceeding in the foreign jurisdiction, there may be difficulty administering a Canadian bankruptcy or insolvency proceeding involving the Issuer or the Guarantors in respect of property located outside of Canada, and any orders or judgments of a Canadian court may not be enforceable against the Issuer or the Guarantors with respect to their property located outside Canada.

Investors in the Notes located outside of Canada may have difficulties enforcing civil liabilities.

Emera is organized under the laws of Nova Scotia, Canada. Moreover, substantially all of our directors and officers, as well as certain of the experts named in this prospectus, are residents of Canada or other jurisdictions outside of the United States, and all or a substantial portion of their assets and a substantial portion of our assets are located outside of the United States. We will agree, in accordance with the terms of the Indenture, to accept service of process in any suit, action or proceeding with respect to the Indenture or the Notes brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. Nevertheless, it may be difficult for holders of the Notes to effect service of process within the United States upon directors, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon civil liability under U.S. federal or state securities laws or other laws of the United States. In addition, there is doubt as to the enforceability in Canada against Emera or against Emera’s directors, officers and experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal or state securities laws.

The Issuer’s cash flow is dependent on the operating cash flows of Emera and its other subsidiaries and their ability to pay cash to the Issuer.

The Issuer’s cash flow is dependent on the operating cash flows of Emera and its subsidiaries and their ability to pay cash to the Issuer. As a result, distributions or advances from Emera and its subsidiaries are the principal source of funds necessary to meet the debt service obligations of the Issuer. Contractual provisions or laws, as well as Emera’s and its subsidiaries’ financial condition and operating requirements, may limit the ability of the Issuer to obtain cash from Emera and its subsidiaries that it requires to pay its debt service obligations, and may also limit the ability of the Guarantors to meet their obligations under their respective Guarantees, including any payments required to be made under the Notes. In addition, certain of Emera’s businesses are regulated by entities that possess broad oversight powers to ensure that the needs of utility customers are being met. While Emera is not currently aware of any plans to do so, such regulators could attempt to impose restrictions on the ability of Emera or its subsidiaries to pay cash to the Issuer pursuant to these broad powers. Other than EUSHI and the Issuer, the subsidiaries of Emera are legally distinct and have no obligations to pay amounts due on the indebtedness of the Issuer or the Guarantors, or to make funds available for such payment. In addition, nonguarantor subsidiaries of Emera will be permitted under the terms of the Indenture to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to the Issuer and the Guarantors. The agreements governing current and future indebtedness of Emera’s subsidiaries may not permit such subsidiaries to provide Emera with sufficient dividends, distributions or loans to fund payments on the Notes when due.

The Guarantors are holding companies.

The Guarantors are holding companies and depend on dividends and other distributions from their subsidiaries.

Each of Emera and EUSHI conducts substantially all its operations through subsidiaries, and those subsidiaries generate substantially all of its operating income and cash flow. As a result, distributions or advances from those subsidiaries are the principal source of funds necessary to meet the debt service obligations of the Guarantors. Contractual provisions or laws, as well as the subsidiaries’ financial condition and operating requirements, may limit the ability of the Guarantors to obtain cash from their subsidiaries that they require to pay their debt service obligations, including any payments required to be made under the Notes.

An increase in interest rates could result in a decrease in the relative value of the Notes.

In general, as market interest rates rise, Notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase Notes and market interest rates increase, the market value of your Notes may decline. We cannot predict future levels of market interest rates.

The trading prices for the Notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow or discontinue rating companies, which could include the Issuer. Any ratings downgrade or decisions by a credit rating agency to discontinue rating us could adversely affect the trading price of the Notes, or the trading market for the Notes, to the extent a trading market for the Notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the Notes.

We expect the Notes to be rated by “nationally recognized statistical rating organizations” within the meaning of the Exchange Act. The Notes may in the future be rated by additional rating agencies. We cannot assure you that any rating so assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes to our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the Notes.

Rating agencies may change their practices for rating the Notes, which change may affect the market price of the Notes. In addition, the Issuer may redeem the Notes if a rating agency makes certain changes in the equity credit methodology for securities such as the Notes.

The rating agencies that currently or may in the future publish a rating for the Issuer, including Moody’s Investors Service, Inc., S&P Global Ratings and Fitch Ratings, Inc., each of which published a rating of the Notes, may, from time to time in the future, change the way they analyze securities with features similar to the Notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to subordinated securities with features similar to the Notes. If any rating agencies change their practices for rating these types of securities in the future, and the ratings of the Notes are subsequently lowered, the trading price of the Notes could be negatively affected. In addition, the Issuer may redeem the Notes, at its option, in whole but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the Notes. See “Description of the New Notes—Redemption—Redemption Following a Rating Agency Event.”

Your ability to transfer the Notes may be limited by the absence of a trading market for the Notes.

There is no established trading market for the Notes, and we have no plans to list the Notes on a securities exchange. We have been advised by each initial purchaser of the Old Notes that it presently intends to make a market for the Notes; however, no initial purchaser of the Old Notes is obligated to do so. Any market making activity, if initiated, may be discontinued at any time, for any reason, without notice. If the initial purchasers of the Old Notes cease to act as market makers for the Notes for any reason, we cannot assure you that another firm or person will make a market in such Notes. The liquidity of any market for the Notes will depend upon the number of holders of such Notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors. An active or liquid trading market may not develop for the Notes.

GUARANTEED DEBT

As of September 30, 2024, Emera had $2.95 billion USD (as of December 31, 2023 - $2.75 billion USD) unsecured notes outstanding, which include the 3.550% Senior Notes due 2026, the 2.639% Senior Notes due 2031 and the 4.750% Senior Notes due 2046 issued by Emera US Finance LP. Emera Owns, directly or indirectly, all of the limited and general partnership interests in Emera US Finance LP.

The Notes are fully and unconditionally guaranteed, on a joint, several and subordinated basis, by Emera and EUSHI (in such capacity, the “Guarantor Subsidiaries”). The Issuer is owned indirectly by Emera through EUSHI.

Other subsidiaries of Emera do not guarantee the Notes (such subsidiaries are referred to as the "Non-Guarantor Subsidiaries"); however, Emera has unrestricted access to the assets of consolidated entities.

In compliance with Rule 13-01 of Regulation S-X, Emera is including summarized financial information for Emera, EUSHI, and the Issuer (together, the "Obligor Group"), on a combined basis after transactions and balances between the combined entities have been eliminated. Investments in and equity earnings of the Non-Guarantor Subsidiaries have been excluded from the summarized financial information.

The Obligor Group was not determined using geographic, service line or other similar criteria and, as a result, the summarized financial information includes portions of Emera’s domestic and international operations. Accordingly, this basis of presentation is not intended to present Emera’s financial condition or results of operations for any purpose other than to comply with the specific requirements for guarantor reporting.

Summarized Statement of Income (Loss)

For the millions of dollars	Nine months ended September 30, 2024	Year ended December 31, 2023
Loss from operations	$(253)	$(62)
Net gains (1)	$257	$398

(1)	Includes $858 million (as of December 31, 2023 - $828 million) in interest and dividend income, net, from non-guarantor subsidiaries.

Summarized Balance Sheet

As at millions of dollars	September 30, 2024	December 31, 2023
Current assets (1)	$445	$274
Goodwill	$5,498	$5,871
Other assets (2)	$2,933	$2,624
Total assets (3)	$8,876	$8,769
Current liabilities (4)	$966	$1,258
Long-term liabilities (5)	$8,650	$8,346
Total liabilities	$9,616	$9,604

(1)	Includes $240 million (as of December 31, 2023 - $181 million) in amounts due from Non-Guarantor Subsidiaries.

(2)	Includes $2,334 million (as of December 31, 2023 - $2,267 million) in amounts due from Non-Guarantor Subsidiaries.

(3)	Excludes investments in Non-Guarantor Subsidiaries. Consolidated Emera total assets are $39,674 million (as of December 31, 2023 - $39,480 million).

(4)	Includes $231 million (as of December 31, 2023 - $167 million) due to Non-Guarantor Subsidiaries.

(5)	Includes $5,568 million (as of December 31, 2023 - $5,854 million) due to Non-Guarantor Subsidiaries.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Notes pursuant to the exchange offer. In consideration for issuing the New Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of Old Notes, the terms of which are identical in all material respects to the New Notes, except that the New Notes are registered under the Securities Act, are not entitled to the registration rights which are applicable to the Old Notes, and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any material change in our capitalization.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the share and local capital of Emera, on a consolidated basis, since September 30, 2024, and the issuance of the New Notes will not result in any material changes in our capitalization. See “Use of Proceeds.”

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We and the Guarantors have entered into a registration rights agreement with the initial purchasers of the Old Notes in which we and the Guarantors agreed, under some circumstances, to file a registration statement relating to an offer to exchange the Old Notes for New Notes and to use our reasonable best efforts to consummate the exchange offer within 365 days after the issue date of the Old Notes and to keep the exchange offer open for at least 20 business days (or longer, if required by the federal securities laws). The New Notes will have terms substantially identical to the Old Notes, except that the New Notes will not contain terms with respect to transfer restrictions in the United States, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The Old Notes were issued on June 18, 2024.

Under the circumstances set below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the Old Notes within the time periods specified in the registration rights agreement and to keep such shelf registration statement continuously effective until the earlier of (A) the time when all such Old Notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations by non-affiliates of ours under clause (d) of Rule 144, (B) the date on which all such Old Notes are disposed of in accordance with the shelf registration statement, (C) one year after  the effective date of the shelf registration statement, or (D) the Old Notes cease to be registrable securities. These circumstances include:

(1) effecting this exchange offer would violate any applicable law or applicable interpretations of the staff of the SEC; or

(2) for any other reason we do not consummate the exchange offer within 365 days of the issue date of the Old Notes; or

(3) any initial purchaser of the Old Notes shall notify us following consummation of the exchange offer that notes held by it are not eligible to be exchanged for New Notes in the exchange offer.

Under the registration rights agreement, in the event that (i) the exchange offer registration has not been consummated or, if required in lieu thereof, such shelf registration statement has not become effective or been declared effective by the SEC within the time periods described above, or (iii) if any exchange offer registration statement or shelf registration statement is filed and declared effective but shall thereafter cease to be effective or usable (except as specifically permitted in the registration rights agreement) (each such event referred to in clauses (i) and (ii), a “Registration Default” and each period during which Registration Default has occurred and is continuing, a “Registration Default Period”), then, additional interest shall accrue in a rate equal to 0.25% per annum for the first 90 days of the Registration Default Period, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 0.50% per annum. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the Old Notes.

If you wish to exchange your Old Notes for New Notes in the exchange offer, you will be required to make the following written representations:

•	you are not our affiliate or an affiliate of any Guarantor within the meaning of Rule 405 of the Securities Act;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the New Notes; and

•	you are acquiring the New Notes in the ordinary course of your business.

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the broker-dealer acquired the Old Notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes in the United States. See “Plan of Distribution.”

Resale of New Notes

The Issuer has not entered into any arrangement or understanding with any person who will receive New Notes in the exchange offer to distribute those securities following completion of the exchange offer. The Issuer is not aware of any person that will participate in the exchange offer with a view to distribute the New Notes.

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer New Notes issued in the exchange offer in the United States without complying with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our affiliate or an affiliate of any Guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the New Notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the New Notes; and

•	you are acquiring the New Notes in the ordinary course of your business.

We have not sought, and do not intend to seek, a no-action letter from the SEC with respect to the effects of the exchange offer, and we cannot assure you that the SEC would make a similar determination with respect to the New Notes as it has in such no-action letters.

If you are our affiliate or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the New Notes, or are not acquiring the New Notes in the ordinary course of your business:

•	you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes in the United States.

This prospectus may be used for an offer to resell, resale or other transfer of New Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes in the United States. Please read “Plan of Distribution” for more details regarding the transfer of New Notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange in the exchange offer any Old Notes that are properly tendered and not withdrawn prior to the expiration date. Old Notes may only be tendered in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess of US$2,000. We will issue New Notes in a principal amount identical to Old Notes surrendered in the exchange offer.

The form and terms of the New Notes will be substantially identical to the form and terms of the Old Notes except the New Notes will be registered under the Securities Act, will not bear legends restricting their transfer in the United States and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a registration statement, if required thereby, within the specified time periods described above. The New Notes will evidence the same continuing debt as is evidenced by the Old Notes and will not constitute new debt. The New Notes will be issued under and entitled to the benefits of the Indenture. Consequently, the Old Notes and the New Notes will be treated as a single class of debt securities under the Indenture. For a description of the Indenture, see “Description of the New Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

As of the date of this prospectus, US$500 million aggregate principal amount of 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due December 15, 2054 are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act, the Exchange Act and other applicable securities laws, and the rules and regulations of the SEC. Old Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the Old Notes and the registration rights agreement, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

We will be deemed to have accepted for exchange properly tendered Old Notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us and delivering New Notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offer.”

If you tender your Old Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date, Extensions and Amendments

As used in this prospectus, the term “expiration date” means midnight, New York City time, on,  , 2024. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the Old Notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any Old Notes (only in the case that we amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer and refuse to accept Old Notes not previously accepted if any of the conditions set forth below under “— Conditions to the Exchange Offer” have not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the Old Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the Old Notes of that amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC;

•	any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer or to realize the anticipated benefits of the exchange offer;

•	there shall have occurred: (a) any general suspension of or limitation on trading in securities in Canadian or United States securities or financial markets, whether or not mandatory, (b) any material adverse change in the prices of the Old Notes that are the subject of the exchange offer, (c) a material impairment in the general trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in Canada or the United States, whether or not mandatory, (e) a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to Canada or the United States, (f) any limitation, whether or not mandatory, by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in Canada or the United States, (g) any material adverse change in the securities or financial markets in Canada or the United States generally or (h) in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

•	the Trustee with respect to the Indenture shall have been directed by any holders of Old Notes to object in any respect to, or take any action that could adversely affect the consummation of the exchange offer or the exchange of Old Notes for New Notes under the exchange offer, or the Trustee shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of Old Notes for New Notes under the exchange offer.

In addition, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us:

•	the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering Old Notes” and “Plan of Distribution”; or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the New Notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Old Notes by giving written notice of such extension to their holders. We will return any Old Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice of any extension, amendment, non-acceptance or termination to the exchange agent and holders of the Old Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.

In addition, we will not accept for exchange any Old Notes tendered, and will not issue New Notes in exchange for any such Old Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

Interest on the New Notes

The New Notes will bear interest (i) from and including the original issue date to but excluding the First Reset Date, at the rate of 7.625% per annum and (ii) from and including the First Reset Date, during each Reset Period, at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 3.136%, to be reset on each Reset Date. On the first interest payment date following the exchange, holders of New Notes will receive interest for the period from and including the last interest payment date on which interest was paid on the Old Notes; provided that holders of Old Notes who become holders on or after the record date for an interest payment date and who participate in the exchange will receive interest from and including such interest payment date. Interest on the New Notes will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2024, and on the maturity date.

Procedures for Tendering Old Notes

To tender your Old Notes in the exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal and have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal (or a copy thereof if the letter of transmittal does not require a signature guarantee), to the exchange agent at the address set forth below under “— Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for the Old Notes along with the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of the Old Notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below and a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of Old Notes, letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing Old Notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the Old Notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your Old Notes, either:

•	make appropriate arrangements to register ownership of the Old Notes in your name; or

•	obtain a properly completed bond power from the registered holder of Old Notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the Old Notes surrendered for exchange are tendered:

•	by a registered holder of the Old Notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any Old Notes listed on the Old Notes, such Old Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Old Notes, and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal, any certificates representing Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender Old Notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the Old Notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Old Notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, see “—Conditions to the Exchange Offer,” we will promptly issue New Notes for Old Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering Old Notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the New Notes; and

•	you are acquiring the New Notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive New Notes for its own account in exchange for Old Notes must represent that such Old Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the New Notes in the United States. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of Old Notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular Old Notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor will any of them incur any liability for any failure to give notification. Any Old Notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the Old Notes at DTC, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the Old Notes by causing the book-entry transfer facility to transfer those Old Notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of Old Notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” and an agent’s message prior to the expiration date, or the guaranteed delivery procedure described below must be complied with. Book-entry tenders will not be deemed made until the book-entry confirmation and agent’s message are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of Old Notes who are unable to deliver confirmation of the book-entry tender of their Old Notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date may tender their Old Notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your Old Notes but your Old Notes are not immediately available or you cannot deliver your Old Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of Old Notes, prior to the expiration date, you may still tender if:

•	you are acquiring the New Notes in the ordinary course of your business.

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission (if the notice of guaranteed delivery does not require a signature guarantee), mail, or hand delivery or a properly transmitted agent’s message, that (1) sets forth your name and address, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or copy thereof, together with the Old Notes, and any other documents required by the letter of transmittal, or a book-entry confirmation and an agent’s message will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or copy (if the letter of transmittal does not require a signature guarantee) thereof and all other documents required by the letter of transmittal, as well as certificate(s) representing all tendered Old Notes in proper form for transfer or a book-entry confirmation of transfer of the Old Notes into the exchange agent’s account at DTC and agent’s message within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you hold Certificated Notes (as defined below) and you wish to tender your Old Notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of Old Notes at any time prior to midnight, New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at its address set forth below under “— Exchange Agent”, such notice of withdrawal may be delivered by mail or hand delivery or by facsimile transmission (if no medallion guarantee of signatures is required); or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including the certificate numbers and principal amount of the Old Notes;

•	in the case of Old Notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the Old Notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such Old Notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustees with respect to the Old Notes in the name of the person withdrawing the tender; and

•	specify the name in which such Old Notes are registered, if different from the person who tendered such Old Notes.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and the signatures in the notice of withdrawal must be guaranteed by an eligible institution unless you are an eligible guarantor institution.

If Old Notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the Old Notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be retendered by following the procedures described under “— Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Exchange Agent

D.F. King & Co., Inc. has been appointed as the exchange agent for the exchange offer. You should direct all executed letters of transmittal and any notices of guaranteed delivery and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 578-5378

Email: EMA@dfking.com

If you deliver the letter of transmittal or the notice of guaranteed delivery to an address other than the one set forth above or transmit instructions via facsimile (if the letter of transmittal or the notice of guaranteed delivery does not require a signature guarantee) to a number other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the New Notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses as well as the reasonable fees and expenses of its counsel. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of Old Notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of Old Notes pursuant to the exchange offer.

Accounting Treatment

We will record the New Notes in our accounting records at the same carrying value as the Old Notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Notes tendered;

•	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

In addition, holders who instruct us to register New Notes in the name of a person other than the registered tendering holder of Old Notes tendered will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your Old Notes for New Notes under the exchange offer, your Old Notes will remain subject to the restrictions on transfer of such Old Notes:

•	as set forth in the legend(s) included on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and/or applicable state and other securities laws; and

•	as otherwise set forth in the offering circular distributed in connection with the private offering.

In general, you may not offer or sell your Old Notes in the United States unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

In addition, we reserve the right, in our sole discretion, subject to the provisions of the Indenture:

•	to purchase or make offers for any Old Notes that remain outstanding subsequent to the expiration date or, as described under “— Conditions to the Exchange Offer,” to terminate the exchange offer,

•	to redeem Old Notes as a whole, or in part, at any time and from time to time, as described under “Description of the New Notes—Optional Redemption,” and

•	to the extent permitted under applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers could differ from the terms of the exchange offer.

We have no present plans to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Old Notes.

DESCRIPTION OF THE NEW NOTES

As used below, the terms (i) “we,” “our,” and “us” refer to Emera Incorporated, EUSHI Finance, Inc., Emera US Holdings Inc., and, if the context requires, Emera Incorporated’s subsidiaries, (ii) “Emera” refers to Emera Incorporated and, if the context requires, its subsidiaries, (iii) the “Issuer” refers to EUSHI Finance, Inc., (iv) the “Guarantors” refers collectively to Emera Incorporated and Emera US Holdings Inc., and (v) “EUSHI” refers to Emera US Holdings Inc.

We are offering to exchange new US$500,000,000 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for our currently outstanding US$500,000,000 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 (the “Old Notes”). We refer to the Old Notes and the New Notes together as the “Notes.”

The Old Notes were issued, and the New Notes will be issued, under an indenture dated as of June 18, 2024, as previously amended and supplemented on June 18, 2024, and as to be amended and supplemented by one or more supplemental indentures (collectively, the “Indenture”), among us, the Guarantors and Equinity Trust Company, LLC, as trustee (the “Trustee”). The Notes will be fully and unconditionally guaranteed, on a joint, several and subordinated basis, by the Guarantors (the “Guarantees”). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the Notes will include those expressly set forth in the Indenture and, upon registration of the New Notes, those made part of the Indenture by reference to the Trust Indenture Act.

This description of the Notes is intended to be a useful overview of the material provisions of the Notes, the Guarantees and the Indenture. Since this description is only a summary, you should refer to the Indenture, a copy of which is available from us upon request, for a complete description of the obligations of the Issuer and the Guarantors and your rights. We urge you to read the Indenture carefully because it, and not the following description, will govern your rights as a holder of the Notes.

Maturity, Interest and Payment

The Issuer issued the Old Notes initially with a maximum aggregate principal amount of $500 million, and will issue the New Notes in such amounts as are tendered for exchange pursuant to this prospectus. The Notes will mature on December 15, 2054, subject to earlier redemption at the Issuer’s option as described under “—Redemption.”

The Notes will bear interest (i) from and including June 18, 2024 (the “original issue date”) to but excluding December 15, 2029 (the “First Reset Date”), at the rate of 7.625% per annum and (ii) from and including the First Reset Date, during each Reset Period (as defined below) at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined below) as of the most recent Reset Interest Determination Date (as defined below) plus a spread of 3.136%, to be reset on each Reset Date (as defined below). Interest on the Notes will accrue from the original issue date and will be payable semi-annually in arrears on June 15 and December 15 (each, an “interest payment date”) of each year until maturity or earlier redemption, beginning on December 15, 2024, to the holders of record at the close of business on the record date for the applicable interest payment date, which will be (i) the business day immediately preceding such interest payment date so long as all of the Notes remain in book-entry only form or (ii) the 15th calendar day preceding such interest payment (whether or not a business day) if any of the Notes do not remain in book-entry only form (each, a “record date”), subject to our right to defer interest payments as described below under “—Option to Defer Interest Payments.” Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The applicable interest rate for each Reset Period will be determined by the calculation agent (as defined below), as of the applicable Reset Interest Determination Date, in accordance with the following provisions:

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published (or, if fewer than five consecutive business days are so published on the applicable Reset Interest Determination Date, for such number of business days published) in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be 7.625% per annum, which is the same interest rate as in effect from and including the original issue date to but excluding the First Reset Date.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second business day prior to the applicable Reset Date.

“Reset Date” means the First Reset Date and December 15 of every fifth year after 2029.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to but excluding the next following Reset Date and thereafter each period from and including a Reset Date to but excluding the next following Reset Date, or the maturity date or date of redemption or repayment, as the case may be.

As used under this caption “Description of the New Notes,” the term “business day” means, unless otherwise expressly stated, any day other than (i) a Saturday or Sunday or (ii) a day on which banks and trust companies in The City of New York are authorized or obligated by law, regulation or executive order to remain closed.

The term “calculation agent” means, at any time, the entity appointed by the Issuer and serving as such agent with respect to the Notes at such time. Unless the Issuer has validly called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date, the Issuer will appoint a calculation agent for the Notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if the Issuer has called all of the outstanding Notes for redemption on a redemption date occurring prior to the First Reset Date but the Issuer does not redeem all of the outstanding Notes on such redemption date, the Issuer will appoint a calculation agent for the Notes as promptly as practicable after such proposed redemption date. The Issuer may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time (so long as there shall always be a calculation agent in respect of the Notes when so required). The Issuer may appoint Emera or an affiliate of Emera as calculation agent.

As provided above, the applicable interest rate for each Reset Period will be determined by the calculation agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the calculation agent will notify us of the interest rate for the Reset Period and the Issuer will promptly notify, or cause the calculation agent to promptly notify, the Trustee and each paying agent of such interest rate. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Payment Period (as defined below under “—Option to Defer Interest Payments”) beginning on or after the First Reset Date, will be on file at the Issuer’s principal offices, will be made available to any holder or beneficial owner of the Notes upon request and will be final and binding in the absence of manifest error.

If an interest payment date, redemption date, or maturity date falls on a day that is not a business day, payment will be made on the next succeeding business day with the same force and effect as if made on such payment date.

No Listing

The Notes are a new issue of securities with no established trading market. The Issuer does not intend to apply for the listing or trading of the Notes on any securities exchange or trading facility or for inclusion of the Notes in any automated quotation system.

Agreement by Holders to Tax Treatment

Each holder (and beneficial owner) of the Notes will, by accepting any Notes (or a beneficial interest therein), be deemed to have agreed to treat the Notes as indebtedness and interest thereon as U.S. source, and will treat the Notes and interest accordingly, for U.S. federal, state and local tax purposes.

Guarantees

Each Guarantor will fully and unconditionally guarantee, on a joint, several and subordinated basis, the due and punctual payment of the principal of, premium, if any, and interest on the Notes and any other obligations of the Issuer under the Notes when and as they become due and payable, whether at stated maturity, upon redemption (including with respect to a Tax Event or a Rating Agency Event), by acceleration or otherwise if the Issuer is unable to satisfy these obligations.

Emera is a holding company and conducts substantially all of its business through its direct and indirect operating subsidiaries. EUSHI, a direct and indirect wholly owned subsidiary of Emera, serves as a holding company for Emera’s current assets located in the United States. The principal sources of income of Emera and EUSHI are the dividends and distributions they receive from their subsidiaries.

The Guarantees will be the joint, several and subordinated obligations exclusively of Emera and EUSHI and will rank junior and subordinated in right of payment to the prior payment in full of the Guarantor’s Senior Indebtedness. Furthermore, none of Emera’s direct and indirect subsidiaries (other than EUSHI) will guarantee or otherwise be responsible for the payment of principal of, any premium or interest or other payments required to be made by the Guarantors under the Guarantees. Accordingly, obligations of the Guarantors under the Guarantees will be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of Emera’s direct and indirect subsidiaries (other than EUSHI). See “Subordination” below.

The Indenture provides that upon a default in payment of principal or any premium or interest on a Note, the holder of the Notes may institute legal proceedings directly against the Guarantors to enforce the Guarantees without first proceeding against the Issuer. The obligations of each Guarantor under the Guarantees will be limited as necessary to prevent such Guarantees from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Subordination

The payment of the principal of, premium, if any, and interest on the Notes and the payment of the Guarantees will:

•	be subordinate and rank junior in right of payment to all existing and future Senior Indebtedness (as defined below);

•	rank equally in right of payment with all existing and future unsecured and subordinated indebtedness that each of the Issuer and the Guarantors may incur from time to time if the terms of such indebtedness provide that it ranks equally with the Notes and Guarantees in right of payment;

•	be effectively subordinated to all existing and future secured indebtedness of the Issuer or the Guarantors, to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities (including trade payables) of Emera’s direct and indirect subsidiaries (other than EUSHI and the Issuer).

The Notes and the Guarantees will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. This means that upon:

(a)	any payment by, or distribution of the assets of, the Issuer or the Guarantors upon their dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings; or

(b)	a failure to pay any interest, principal or other monetary amounts due on any of the Issuer’s and the Guarantors’ Senior Indebtedness when due and continuance of that default beyond any applicable grace period; or

(c)	acceleration of the maturity of any Senior Indebtedness as a result of a default;

the holders of the Senior Indebtedness will be entitled to receive:

•	in the case of clause (a) above, payment of all amounts due or to become due on all Senior Indebtedness; or

•	in the case of clauses (b) and (c) above, payment of all amounts due on all Senior Indebtedness, before the holders of the Notes are entitled to receive any payment. So long as any of the events in clauses (a), (b), or (c) above has occurred and is continuing, any amounts payable or assets distributable on the Notes will instead be paid or distributed, as the case may be, directly to the holders of Senior Indebtedness to the extent necessary to pay, in the case of clause (a) above, all amounts due or to become due upon all such Senior Indebtedness, or, in the case of clauses (b) and (c) above, all amounts due on all such Senior Indebtedness, and, if any such payment or distribution is received by the Trustee under the Indenture or the holders of any of the Notes before all Senior Indebtedness due and to become due or due, as applicable, is paid, such payment or distribution must be paid over to the holders of the unpaid Senior Indebtedness. Subject to paying the Senior Indebtedness due and to become due in the case of clause (a) or the Senior Indebtedness due in the case of clauses (b) and (c), the holders of the Notes will be subrogated to the rights of the holders of the Senior Indebtedness to receive payments applicable to the Senior Indebtedness until the Notes are paid in full.

“Senior Indebtedness” means, with respect to the Notes and the Guarantees, (i) indebtedness of the Issuer or the Guarantors, whether outstanding at the date of the Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed by the Issuer or the Guarantors (including any financial derivative, hedging or futures contract or similar instrument, to the extent any such item is primarily a financing transaction) and (b) evidenced by debentures, bonds, notes, credit or loan agreements or other similar instruments or agreements issued or entered into by the Issuer or the Guarantors; (ii) all finance lease obligations of the Issuer or the Guarantors; (iii) all obligations of the Issuer or the Guarantors issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Issuer or the Guarantors and all obligations of the Issuer or the Guarantors under any title retention agreement (but excluding, for the avoidance of doubt, trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations of the Issuer or the Guarantors for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which the Issuer or the Guarantors are responsible or liable as obligor, guarantor or otherwise, except for any obligations, instruments or agreements of the type referred to in any of clauses (i) through (v) above that, by the terms of the instruments or agreements creating or evidencing the same or pursuant to which the same is outstanding, are subordinated or equal in right of payment to each of the Notes and the Guarantees. As of March 31, 2024, the Issuer and the Guarantors had approximately Cdn$19,976 million of indebtedness, none of which was secured, and Cdn$1,626 million of which was subordinated. As of March 31, 2024 Emera’s subsidiaries (other than EUSHI and the Issuer) had approximately Cdn$16,532 million in indebtedness. See “Description of Other Indebtedness.”

In the event of an insolvency, liquidation or other reorganization of any of Emera’s subsidiaries (other than EUSHI and the Issuer), the creditors of such subsidiaries would generally be entitled to payment in full from such assets before any assets are made available for distribution to the Guarantors.

Due to the subordination of the Notes and the Guarantees, if assets of the Issuer or the Guarantors are distributed upon their respective dissolution, winding-up, liquidation or reorganization, holders of their Senior Indebtedness and other indebtedness and obligations that are not equal or junior to each of the Notes and the Guarantees in right of payment will likely recover more, ratably, than holders of the Notes and the Guarantees, and it is possible that no payments will be made to the holders of the Notes and the Guarantees.

None of the Notes, the Guarantees or the Indenture will limit the amount of indebtedness, including Senior Indebtedness, that the Issuer and the Guarantors may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred stock, that the Issuer, the Guarantors' and their respective subsidiaries may issue, guarantee or otherwise incur.

Option to Defer Interest Payments

So long as no Event of Default (as defined below under “—Events of Default”) with respect to the Notes has occurred and is continuing, the Issuer may, at its option, defer interest payments on the Notes, from time to time, for one or more deferral periods of up to 20 consecutive semi-annual Interest Payment Periods (as defined below) each (each such deferral period, commencing on the interest payment date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the final maturity date of the Notes or end on a day other than the day immediately preceding an interest payment date. During any Optional Deferral Period, interest on the Notes will continue to accrue at  the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes). In addition, during any Optional Deferral Period, interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes), compounded semi-annually, to the extent permitted by applicable law. No interest will be due or payable on the Notes during an Optional Deferral Period, except upon a redemption of any Notes on any redemption date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes to be redeemed to but excluding such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an Event of Default with respect to the Notes (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the Notes shall become due and payable). All references in the Notes and, insofar as relates to the Notes, the Indenture, to “interest” on the Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any Optional Deferral Period that is shorter than 20 consecutive semi-annual Interest Payment Periods, the Issuer may elect, at its option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive semi-annual Interest Payment Periods or extend beyond the final maturity date of the Notes. The Issuer may also elect, at its option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an interest payment date. At the end of any Optional Deferral Period, if all amounts then due on the Notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, the Issuer may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, the Issuer may not begin a new Optional Deferral Period unless the Issuer has paid all accrued and unpaid interest on the Notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

During any Optional Deferral Period, the Issuer and the Guarantors will not do any of the following (subject to the exceptions set forth in the next succeeding paragraph):

•	declare or pay any dividends or distributions on any Capital Stock (as defined below) of Emera or the Issuer;

•	redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of Emera or the Issuer;

•	pay any principal, interest or premium on, or repay, repurchase or redeem, any indebtedness of the Issuer or the Guarantors that ranks equally with or junior to the Notes or the Guarantees in right of payment; or

•	make any payments with respect to any guarantees by the Issuer or the Guarantors of any indebtedness if such guarantees rank equally with or junior to the Notes or the Guarantees in right of payment.

However, during an Optional Deferral Period, the Issuer and the Guarantors may (a) declare and pay dividends or distributions payable solely in shares of Emera’s or the Issuer’s common stock (together, for the avoidance of doubt, with cash in lieu of any fractional share) or options, warrants or rights to subscribe for or purchase shares of the Emera’s or the Issuer’s common stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by Emera or the Issuer to all holders of Emera’s or the Issuer’s common stock of rights entitling them to subscribe for or purchase common stock or any class or series of Emera’s or the Issuer’s preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of Emera’s or the Issuer’s common stock, (c) issue any of shares Emera’s or the Issuer’s Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify Emera’s or the Issuer’s Capital Stock or exchange or convert one class or series of Emera’s or the Issuer’s’ Capital Stock for another class or series of Emera’s or the Issuer’s’ Capital Stock, (e) purchase fractional interests in shares of Emera’s or the Issuer’s Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, (f) purchase, acquire or withhold shares of Emera’s or the Issuer’s common stock related to the issuance of Emera’s or the Issuer’s common stock or rights under any dividend reinvestment plan or related to any of Emera’s or the Issuer’s benefit plans for Emera’s and the Issuer’s directors, officers, employees, consultants or advisors, including any employment contract, and (g) for the avoidance of doubt, convert convertible Capital Stock of Emera’s or the Issuer’s into other Capital Stock of Emera or the Issuer in accordance with the terms of such convertible Capital Stock (together, for the avoidance of doubt, with cash in lieu of any fractional share).

Notwithstanding the foregoing, the Indenture does not restrict in any manner the ability of any of Emera’s subsidiaries (other than the Issuer) to pay dividends or make any distributions to Emera or to any of Emera’s other subsidiaries.

The Issuer will give the holders of the Notes and the Trustee notice of its election of, or any shortening or extension of, an Optional Deferral Period at least 10 business days prior to the earlier of (1) the next succeeding interest payment date or (2) the date upon which the Issuer is required to give notice to any applicable self-regulatory organization or to holders of the Notes of the next succeeding interest payment date or the record date therefor. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the interest payment date immediately following the last day of an Optional Deferral Period will be the regular record date with respect to such interest payment date.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Interest Payment Period” means the semi-annual period from and including an interest payment date to but excluding the next succeeding interest payment date, except for the first Interest Payment Period which shall be the period from and including the original issue date to but excluding December 15, 2024.

Redemption

Optional Redemption

The Issuer may redeem some or all of the Notes, at its option, in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a redemption price in cash equal to 100% of the principal amount of the Notes being redeemed, plus, subject to the terms described in the first paragraph under “—Redemption Procedures; Cancellation of Redemption” below, accrued and unpaid interest on the Notes to be redeemed to but excluding the redemption date.

Redemption Following a Tax Event

The Issuer may at its option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Tax Event (as defined below) at a redemption price in cash equal to 100% of the principal amount of the Notes, plus, subject to the terms described in the first paragraph under “—Redemption Procedures; Cancellation of Redemption” below, accrued and unpaid interest on the Notes to but excluding the redemption date.

A “Tax Event” means that the Issuer has received an opinion of counsel experienced in such matters to the effect that, as a result of:

a.	any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

b.	an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

c.	any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

d.	a threatened challenge asserted in writing in connection with a tax audit of us or any of our affiliates or subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of this prospectus, there is more than an insubstantial risk that interest payable by the Issuer on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Issuer (or a member of the U.S. consolidated group of which the issuer is a member) for U.S. federal income tax purposes.

Redemption Following a Rating Agency Event

The Issuer may at its option redeem the Notes, in whole but not in part, at any time following the occurrence and during the continuance of a Rating Agency Event (as defined below) at a redemption price in cash equal to 102% of the principal amount of the Notes, plus, subject to the terms described in the first paragraph under “—Redemption Procedures; Cancellation of Redemption” below, accrued and unpaid interest on the Notes to but excluding the redemption date.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for the Issuer (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Notes, (a) as such methodology was in effect on the date of this prospectus, in the case of any rating agency that published a rating for the Issuer as of the date of this prospectus, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Issuer, in the case of any rating agency that first publishes a rating for the Issuer after the date of this prospectus (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed.

Redemption Procedures; Cancellation of Redemption

Notwithstanding any statement under this caption “—Redemption” to the contrary, installments of interest on the Notes that are due and payable on any interest payment date falling on or prior to a redemption date for the Notes will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the Notes and the Indenture, except that, if the redemption date for any Notes falls on any day during an Optional Deferral Period (as defined below under “—Option to Defer Interest Payments”), accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest (as defined below under “—Option to Defer Interest Payments”)) on such Notes will be paid on such redemption date to the persons entitled to receive the redemption price of such Notes. For the avoidance of doubt, the interest payment date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus, subject to the terms described in the immediately preceding paragraph, accrued and unpaid interest to but excluding the redemption date, and will be paid upon surrender thereof for redemption, unless (a) the notice of redemption provides that such redemption shall be subject to the condition described in the next succeeding paragraph and (b) such redemption shall have been canceled in accordance with the provisions of the next succeeding paragraph because such condition shall not have been satisfied. If only part of a note is redeemed, the Trustee will issue in the name of the registered holder of the note and deliver to such holder a new note in a principal amount equal to the unredeemed portion of the principal of the note surrendered for redemption. If the Issuer elects to redeem all or a portion of the Notes, then, unless otherwise provided in such notice of redemption as described in the next succeeding paragraph, the redemption will not be conditional upon receipt by the paying agent or the Trustee of monies sufficient to pay the redemption price.

If, at the time a notice of redemption is given, (i) the Issuer has not effected satisfaction and discharge of the Notes as described under “—Satisfaction and Discharge” and (ii) such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge of the Notes, then, if the notice of redemption so provides and at our option, the redemption may be subject to the condition that the Trustee shall have received, on or before the applicable redemption date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the Notes called for redemption to but excluding the redemption date. If monies in such amount are not received by the Trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled and the Issuer shall not be required to redeem the Notes called for redemption on such redemption date. In the event that a redemption is canceled, the Issuer will, not later than the business day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the registered holders of the Notes called for redemption (which notice will also indicate that any Notes or portions thereof surrendered for redemption shall be returned to the applicable holders), and the Issuer will direct the Trustee to, and the Trustee will, promptly return any Notes or portions thereof that have been surrendered for redemption to the applicable holders.

Unless the Issuer or the Guarantor defaults in payment of the redemption price or the proposed redemption is canceled in accordance with the provisions set forth in the immediately preceding paragraph, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

The Trustee shall have no duty to determine, or verify the calculation of, the redemption price.

If the Issuer redeems less than all of the Notes on any redemption date, the Trustee will select the Notes to be redeemed by lot or, in the case of Notes in book-entry form represented by one or more global Notes, by such other customary method prescribed by the depositary, which may be made on a pro rata pass-through distribution of principal basis.

Unless the Issuer or the Guarantors default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Additional Amounts

All payments made by or on behalf of Emera, EUSHI or the Issuer under or with respect to the Notes or the Guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (“Canadian Taxes”), unless Emera, EUSHI or the Issuer, as the case may be, is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof. If Emera, EUSHI or the Issuer, as the case may be, is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Notes or the Guarantees, Emera, EUSHI or the Issuer, as the case may be, will pay to each holder of such Notes as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each such holder after such withholding or deduction (and after deducting any Canadian Taxes on such Additional Amounts) will not be less than the amount such holder would have received if such Canadian Taxes had not been withheld or deducted. However, no Additional Amounts will be payable with respect to a payment made to a recipient or beneficial owner of such payment:

(i)	with which Emera, EUSHI or the Issuer, as the case may be, does not deal at arm’s length (within the meaning of the Income Tax Act (Canada) (the “Tax Act”)) at the time of making such payment;

(ii)	which is subject to such Canadian Taxes by reason of the recipient or beneficial owner being a “specified non-resident shareholder” of Emera for purposes of the Tax Act or a non-resident person not dealing at arm’s length with a “specified shareholder” (within the meaning of subsection 18(5) of the Tax Act) of Emera;

(iii)	which is subject to such Canadian Taxes by reason of the recipient or beneficial owner being an entity in respect of which Emera is a “specified entity” as defined in subsection 18.4(1) of the Tax Act;

(iv)	which is liable to such Canadian Taxes by reason of the recipient or beneficial owner being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of notes or the receipt of payments thereunder;

(v)	which is subject to such Canadian Taxes by reason of the failure of the recipient or beneficial owner to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes;

(vi)	which is subject to such Canadian Taxes by reason of the legal nature of the recipient or beneficial owner disentitling such recipient or beneficial owner to the benefit of an applicable treaty if and to the extent that the application of such treaty would have resulted in the reduction or elimination of any Canadian Taxes as to which Additional Amounts would have otherwise been payable to a notes holder on behalf of such beneficial owner;

(vii)	which failed to duly and timely comply with a timely request by Emera, EUSHI or the Issuer, as the case may be, to provide information, documents, certification or other evidence concerning such recipient or beneficial owner’s nationality, residence, entitlement to treaty benefits, identity or connection with Canada or any political subdivision or authority thereof, if and to the extent that due and timely compliance with such request would have resulted in the reduction or elimination of any Canadian Taxes as to which Additional Amounts would have otherwise been payable to a recipient or beneficial owner but for this clause;

(viii)	which is a fiduciary, limited liability company, partnership or any person other than the sole beneficial owner, to the extent that, any beneficiary or settlor of such fiduciary, any member of such limited liability company, any partner in such partnership or the beneficial owner of such payment (as the case may be) would not have been entitled to receive Additional Amounts with respect to such payment if such beneficiary, settlor, member, partner or beneficial owner had been the recipient of such payment; or

(ix)	which is subject to such Canadian Taxes by reason of any combination of the above.

In addition, no Additional Amounts will be payable on account of:

•	any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Issuer or a paying agent from the payment;

•	any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

•	any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

•	any tax, assessment or other governmental charge imposed under any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 (the “Code”); or

•	any combination of any of the foregoing exceptions.

The Issuer will also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. Notwithstanding the foregoing, Emera, EUSHI or the Issuer, as the case may be, will indemnify and hold harmless the recipient of any payment made under the Notes or any Guarantee for the amount of any taxes under Regulation 803 of the Tax Act or any similar or successor provision (other than taxes described in clauses (i) through (viii) above or taxes arising by reason of a transfer of the Note to a person resident in Canada with whom the transferor does not deal at arm’s length for the purposes of the Tax Act except where such non-arm’s length relationship arises as a result of the exercise or enforcement of rights under any Notes or any Guarantee) levied or imposed on and paid by such recipient as a result of such payment.

The Issuer will furnish to the holders of the Notes within 60 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment by the Issuer.

In the event the Issuer fails to remit any Canadian Taxes in respect of which Additional Amounts are payable, the Issuer will indemnify and hold harmless each holder of Notes (other than, for certainty, a recipient or beneficial owner not entitled to receive Additional Amounts) and upon written request reimburse each such holder for the amount, excluding any payment of Additional Amounts by the Issuer, of:

•	any Canadian Taxes levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes;

•	any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; and

•	any Canadian Taxes imposed with respect to any reimbursement under the preceding two bullet points, but excluding any such Canadian Taxes on such holder’s net income.

Wherever in the Indenture there is mentioned, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to the Notes or the Guarantees, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Events of Default

The Indenture provides, with respect to the Notes, that any of the following events constitutes an Event of Default:

(1)	the Issuer defaults in the payment of any interest on the Notes that becomes due and payable and the default continues for 60 days (whether or not such payment is prohibited by the subordination provisions applicable to the Notes), except as the result of a deferral of interest payments in accordance with the provisions discussed above under “—Option to Defer Interest Payments”;

(2)	the Issuer defaults in the payment of principal of or premium, if any, on the Notes when due and payable (whether or not such payment is prohibited by the subordination provisions applicable to the Notes), at its maturity, upon redemption (including with respect to a Tax Event or a Rating Agency Event), upon acceleration or otherwise;

(3)	the Issuer, Emera or EUSHI, as applicable, defaults in the performance of, or breaches any other covenant or warranty (excluding covenants and warranties solely applicable to one or more other series of subordinated debt securities issued under the Indenture) in, the Indenture or the Notes and such default or breach continues for a period of 90 days after written notice of such default or breach has been given to the Issuer, Emera and EUSHI, from the Trustee or to the Issuer, Emera, EUSHI, and the Trustee from the holders of at least 25% in principal amount of the outstanding Notes;

(4)	Indebtedness (as defined in the Indenture) of the Issuer, Emera or EUSHI, as applicable, is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds in the aggregate the greater of US$800,000,000 and 3% of Emera’s consolidated net assets;

(5)	certain events of bankruptcy, insolvency or reorganization of the Issuer, Emera or EUSHI; and

(6)	any Guarantee related to the Notes ceases to be in full force and effect (other than in accordance with the terms of such guarantee) or Emera or EUSHI denies or disaffirms its obligations under its respective Guarantee.

No Event of Default with respect to the Notes will necessarily constitute an Event of Default with respect to the subordinated debt securities of any other series that may be issued under the Indenture, and no Event of Default with respect to any such other series of subordinated debt securities that may be issued under the Indenture will necessarily constitute an Event of Default with respect to the Notes.

If an Event of Default  (other than one described in clause (5) above) occurs and is continuing with respect to the Notes, either the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest (including, without limitation, any deferred interest and, to the extent permitted by applicable law, any compound interest) on the Notes to be due and payable immediately (notwithstanding any deferral of interest payments in accordance with the provisions discussed above under “—Option to Defer Interest Payments”). If any Event of Default  described in clause (5) above occurs, the principal of, premium, if any, and accrued and unpaid interest (including, without limitation, any deferred interest and, to the extent permitted by applicable law, any compound interest) on the Notes will be automatically due and payable immediately (notwithstanding any deferral of interest payments in accordance with the provisions discussed above under “—Option to Defer Interest Payments”), without any declaration, notice or other act on the part of the Trustee or any holder. However, any time after an acceleration with respect to the Notes has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of outstanding Notes may, under some circumstances, rescind and annul such acceleration. The majority-holders, however, may not annul or waive a continuing default in payment of principal of, premium, if any, or interest on the Notes.

The Trustee will be entitled to receive reasonable indemnification satisfactory to it from the holders of the Notes before the Trustee exercises any of its rights or powers under the Indenture. This indemnification is subject to the Trustee’s duty to act with the required standard of care during a default.

The holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of:

•	the conduct of any proceeding for any remedy available to the Trustee; or

•	the exercise of any trust or power conferred on the Trustee.

This right of the holders of the Notes is, however, subject to the provisions in the Indenture providing for the indemnification of the Trustee and other specified limitations. In general, the holders of Notes may institute an action against the Issuer or the Guarantors or any other obligor under the Notes only if the following four conditions are fulfilled:

•	the holder previously has given to the Trustee written notice of default and the default continues;

•	the holders of at least 25% in principal amount of the Notes then outstanding have both requested the Trustee to institute such action and offered the Trustee reasonable indemnity satisfactory to it;

•	the Trustee has not instituted this action within 60 days of receipt of such request and the furnishing of such indemnity; and

•	the Trustee has not received a direction inconsistent with such written request by the holders of a majority in principal amount of the Notes then outstanding.

The above four conditions do not apply to actions by holders of the Notes against the Issuer or the Guarantors or any other obligor under the Notes for payment of principal of, premium, if any, or interest on or after the due date.

The Indenture contains a covenant that the Issuer, the Guarantors and any other obligor under the Notes will file annually with the Trustee a statement by an officer as to whether or not the Issuer or the Guarantors, as the case may be, to his or her knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults, provided, however, that a failure to deliver such statement of a default shall not constitute a default under the Indenture, if such default is remedied within any applicable cure period.

Consolidation, Merger, Conveyance or Transfer

The Indenture limits the ability of the Issuer and the Guarantors to enter into mergers, consolidations or transfers of all of their respective assets. Accordingly, neither the Issuer nor the Guarantors are permitted to consolidate or merge with any other entity or convey, transfer or lease all or substantially all of its assets or properties to any entity unless:

•	with respect to the Issuer or EUSHI, that entity is organized under the laws of the United States or any state thereof or the District of Columbia, Canada or any province or territory thereof, or Bermuda or The Cayman Islands; provided, however, that if that entity is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia, or the laws of Canada or any province or territory thereof, that entity assumes obligations of the Issuer or EUSHI, as the case may be, to pay Additional Amounts, substituting the name of such successor jurisdiction for Canada in each place that Canada appears in “Additional Amounts” below;

•	that entity assumes the obligations of the Issuer, Emera or EUSHI, as applicable, under the Indenture;

•	after giving effect to the transaction, the Issuer, Emera or EUSHI, as applicable, is not in default under the Indenture; and

•	the Issuer, Emera or EUSHI, as applicable, delivers to the Trustee an officer’s certificate and an opinion of counsel to the effect that the transaction complies with the Indenture.

Provision of Financial Information

Regardless of whether Emera is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise reports on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires Emera to provide to the Trustee:

•	within 140 days after the end of the fiscal year, the information required to be contained in reports on Form 40-F or Form 20-F, as applicable, or any successor form, provided, however, that neither management’s report on internal control over financial reporting required by Section 13a-15(c) of the Exchange Act nor the annual disclosure of changes in internal control over financial reporting required by Section 13a-15(d) of the Exchange Act for foreign private issuers (which, for the avoidance of doubt, shall include the associated certifications of the principal executive and financial officers required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002) shall be required to be included until Emera’s second annual report on Form 40-F or Form 20-F, as applicable, filed with the SEC; and

•	within 65 days after the end of each of the first three fiscal quarters of each fiscal year, the information required to be contained in reports on Form 6-K (or any successor form), containing the information which, regardless of applicable requirements shall, at a minimum, contain such information required to be provided in quarterly reports under the laws of Nova Scotia, including applicable securities laws and the rules of the Toronto Stock Exchange or any province thereof to security holders of a corporation with securities listed on the Toronto Stock Exchange, whether or not Emera has any of our securities listed on such exchange.

Emera is a foreign private issuer eligible to use the Multi-Jurisdictional Disclosure System available to certain issuers incorporated pursuant to the laws of a Canadian province. As such, Emera is exempt from certain sections of the Exchange Act that U.S. issuers would otherwise be subject to, including the requirement to provide information statements or proxy statements that comply with U.S. securities laws and to file reports under Section 16 of the Exchange Act. For the avoidance of doubt, none of the above reporting requirements shall be construed to require such statements or reports that would not otherwise be required to be filed by foreign private issuers subject to the Multi-Jurisdictional Disclosure System.

Each such report, to the extent permitted by the rules and regulations of the SEC, will be prepared in accordance with Canadian disclosure requirements, provided, however, that Emera shall not be obligated to file such reports with the SEC if the SEC does not permit such filings.

Nothing herein shall be construed to require the registered public accounting firm that prepares or issues the audit report for Emera to attest to, and report on, the assessment made by the management of Emera pursuant to the requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, unless otherwise required by the Exchange Act.

Event Risk

Neither the Indenture, the Guarantees nor the Notes will afford holders of the Notes protection in the event of a highly leveraged transaction involving the Issuer, Emera or EUSHI, as applicable, or will contain any restrictions on the amount of additional indebtedness that the Issuer, Emera or EUSHI, as applicable, may incur.

Additional Notes

The Issuer may “reopen” the Notes and issue additional Notes (the “additional notes”) from time to time without notice or the consent of holders of the Notes. The Notes and any additional Notes subsequently issued under the Indenture, together with any related New Notes, will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions; provided that if such additional notes are not fungible with the notes of the applicable series offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP and/or ISIN number. Except as otherwise specified herein, all references to the notes of any series include any additional notes and New Notes of that series. No additional notes may be issued if an Event of Default under the Indenture has occurred and is continuing with respect to the Notes.

Forms and Denominations

The Notes will be issued as one or more global securities in the name of a nominee of DTC and will be available only in book-entry form. The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Modification of the Indenture

Amendments of the Indenture and the Notes may be made by the Issuer, the Guarantors and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Notes affected thereby; provided, however, that no such amendment may, without the consent of the holder the Notes affected thereby:

•	extend the final maturity of the principal of the Notes;

•	reduce the principal amount of the Notes;

•	reduce the rate or extend the time of payment of interest, including default interest, on the Notes;

•	reduce any amount payable on redemption of the Notes;

•	change the currency in which the principal of, premium, if any, or interest, on the Notes is payable;

•	waive a continuing default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes;

•	impair the right to institute suit for the enforcement of any payment on the Notes when due; or

•	make any change in the percentage in principal amount of the Notes, the consent of the holders of which is required for any such amendment.

Without the consent of any holder of outstanding Notes, the Issuer, the Guarantors and the Trustee may amend the Indenture and the Notes to:

•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor to the obligations of the Issuer, EUSHI or Emera, as applicable, under the Indenture;

•	provide for uncertificated Notes in addition to or in place of Certificated Notes;

•	provide for the issuance of New Notes and related guarantees or additional Notes in accordance with the Indenture;

•	effect or maintain, or otherwise comply with the requirements of the Commission in connection with, the qualification of the Indenture under the Trust Indenture Act;

•	secure all or any of the Notes, to the extent otherwise permitted by the Indenture;

•	add to the covenants of the Issuer or the Guarantors or events of default for the benefit of the holders or surrender any right or power conferred upon the Issuer or the Guarantors;

•	effect any provision of the Indenture;

•	conform the text of the Indenture or the Notes to the “Description of the New Notes” set forth in this prospectus to the extent such provision in the “Description of the New Notes” was intended to be a verbatim, or substantially verbatim, recitation of a provision of the Indenture or the Notes; or

•	make other provisions that do not adversely affect the rights of any holder of outstanding Notes.

The holders of a majority in principal amount of the outstanding Notes may, on behalf of the holders of all Notes, waive compliance with any covenant or any past default under the Indenture with respect to the Notes, except a default in the payment of the principal of, premium, if any, or interest on any Note or in respect of a provision which under the Indenture cannot be amended without the consent of the holder of each outstanding Note affected.

It is not necessary for the consent of the holders under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. A consent to any amendment or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender. After an amendment or waiver under the Indenture requiring consent of the holders becomes effective, the Issuer will deliver to the holders and the Trustee a notice briefly describing such amendment or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment or waiver.

Payments on the Notes; Paying Agent and Registrar

The Issuer will pay principal of, premium, if any, and interest on any Notes issued in certificated form (“Certificated Notes”) at the office or agency the Issuer designates in The City of New York, except that the Issuer may pay interest on any Certificated Notes either at the corporate trust office of the Trustee in The City of New York or, at the Issuer’s option, by check mailed to holders of the Notes at their registered addresses as they appear in the registrar’s books. In addition, if a holder of any Certificated Notes has given wire transfer instructions in accordance with the Indenture, the Issuer will make all payments on those Notes by wire transfer.

The Issuer has initially designated the Trustee, at its corporate trust office in The City of New York, to act as the Issuer’s paying agent and registrar. The Issuer may, however, change the paying agent or registrar without prior notice to the holders of the Notes, and the Issuer or any of the Issuer’s subsidiaries may act as paying agent or registrar.

The Issuer will pay principal of, premium, if any, and interest on, any Note in global form registered in the name of or held by the Depository or its nominee in immediately available funds to the Depository or its nominee, as the case may be, as the registered holder of such global note.

The Issuer will pay principal of, premium, if any, and interest on the Notes in U.S. dollars.

Discharge, Legal Defeasance and Covenant Defeasance

The Issuer may discharge or defease its obligations under the Notes as set forth below.

Under terms specified in the Indenture, the Issuer may discharge certain obligations to holders of the Notes that have not already been delivered to the Trustee for cancellation. The Notes must also:

•	have become due and payable;

•	be due and payable by their terms within one year; or

•	be scheduled for redemption by their terms within one year.

The Issuer may discharge the Notes by, among other things, irrevocably depositing an amount certified to be sufficient to pay at final maturity, or upon redemption (including with respect to a Tax Event or a Rating Agency Event), the principal, premium, if any, and interest on the Notes. The Issuer may make the deposit in cash, U.S. Government Obligations, or a combination thereof, as defined in the Indenture.

The Issuer may terminate all its obligations under the Notes and the Indenture at any time, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. This is referred to as “legal defeasance.” If the Issuer exercises its legal defeasance option with respect to the Notes, the Guarantees in effect at such time will terminate with respect to the Notes.

Under terms specified in the Indenture, the Issuer and the Guarantors may be released with respect to any outstanding Notes from the obligations imposed by the sections of the Indenture that contain the covenants described above under “—Guarantees,” and “—Consolidation, Merger, Conveyance or Transfer.” In that case, the Issuer and the Guarantors would no longer be required to comply with these sections without the creation of an Event of Default under the Notes. This is typically referred to as “covenant defeasance.” If the Issuer exercises the covenant defeasance option with respect to the Notes, the Guarantees of the Notes in effect at the time will terminate. The Issuer may exercise the legal defeasance option notwithstanding the prior exercise of the covenant defeasance option.

Legal defeasance or covenant defeasance with respect to the Notes may be effected by the Issuer only if, among other things:

•	the Issuer irrevocably deposits with the Trustee cash, U.S. Government Obligations, or a combination thereof as trust funds in an amount certified by a nationally recognized firm of certified public accountants to be sufficient to pay at final maturity or upon redemption (including with respect to a Tax Event or a Rating Agency Event) the principal of, premium, if any, and interest on all outstanding Notes; and

•	the Issuer delivers to the Trustee an opinion of counsel to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance. This opinion must further state that these beneficial owners will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if our legal defeasance or covenant defeasance had not occurred. In the case of a legal defeasance, this opinion must be based on a ruling of the IRS or a change in U.S. federal income tax law occurring after the date of the Indenture.

Transfer and Exchange

A holder of Notes may transfer or exchange Notes at the office of the registrar in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Issuer, the Trustee or the registrar for any registration of transfer or exchange of Notes, but the Issuer may require a holder or beneficial owner to pay a sum sufficient to cover any transfer tax or other similar governmental charge or other fee required by law. The Issuer will not be required to transfer or exchange any Note selected for redemption. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before sending a notice of redemption. The registered holder of a Note will be treated as the owner of it for all purposes.

Consent to Jurisdiction and Service

Under the Indenture, Emera has irrevocably appointed the Issuer as its agent for service of process in any suit, action or proceeding arising out of or relating to the Indenture, the Notes and the Guarantees and for actions brought under federal or state securities laws brought in any Federal or state court located in The City of New York, and has submitted to such non-exclusive jurisdiction.

Governing Law

The Indenture, the Notes and the Guarantees are governed by the internal laws of the State of New York.

Information Concerning the Trustee

Prior to default, the Trustee will perform only those duties specifically set forth in the Indenture. After default, the Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that it may not receive repayment or adequate indemnity.

Because Equiniti Trust Company, LLC is the Trustee under the Indenture, it may be required to resign as Trustee under the Indenture if there is an Event of Default under the Indenture.

The Issuer may appoint an alternative Trustee for any series of debt securities. The appointment of an alternative Trustee would be described in the applicable offering memorandum.

MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of an Old Note for a New Note in the exchange offer will not be treated as a taxable event to holders for United States federal income tax purposes. Consequently, for United States federal income tax purposes, you will not recognize gain or loss upon receipt of a New Note, the holding period of the New Note will include the holding period of the Old Note exchanged therefor and the basis of the New Note will be the same as the basis of the Old Note immediately before the exchange.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”) generally applicable to a holder of Old Notes who acquires New Notes, including entitlement to all payments thereunder, as beneficial owner, pursuant to the exchange offer and who, at all relevant times, for purposes of the application of the Tax Act, (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with the Issuer, the Guarantors and any transferee resident (or deemed to be resident) in Canada to whom the holder disposes of the New Notes; (3) does not use or hold the Old Notes or the New Notes in a business carried on in Canada; (4) is not a “specified non-resident shareholder” of Emera for purposes of the Tax Act or a non-resident person not dealing at arm’s length with a “specified shareholder” (within the meaning of subsection 18(5) of the Tax Act) of Emera; and (5) is not an entity in respect of which Emera is a “specified entity” (as defined in subsection 18.4(1) of the Tax Act) and is not a “specified entity” in respect of any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the New Notes (a “Non-Canadian Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer that carries on an insurance business in Canada and elsewhere. This summary assumes that no interest paid on the New Notes will be in respect of a debt or other obligation to pay an amount to a person with whom the Issuer or the Guarantors do not deal at arm’s length within the meaning of the Tax Act.

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof.  This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed.  However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all.  This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice of the CRA whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder.  This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, holders of Notes should consult their own tax advisors having regard to their own particular circumstances.

This summary does not address any Canadian federal income tax considerations applicable to a holder of Old Notes who exchanges Old Notes for New Notes pursuant to the exchange offer and who, for purposes of the application of the Tax Act, is, or is deemed to be, resident in Canada. Accordingly, any such Canadian resident holder is urged to consult their own tax advisors having regard to their own circumstances and, in particular, with respect to the exchange of Old Notes for New Notes.

Exchange of Old Notes for New Notes

No tax will be payable by a Non-Canadian Holder on the exchange of Old Notes for New Notes made pursuant to the exchange offer.

Holding and Disposing of New Notes

No Canadian withholding tax will apply to interest, principal or premium, if any, paid or credited to a Non-Canadian Holder by the Issuer on a New Note or to the proceeds received by a Non-Canadian Holder on the disposition of a New Note, including on a redemption, payment on maturity or repurchase.

No other tax on income or gains will be payable by a Non-Canadian Holder on interest, principal or premium, if any, paid or credited to a Non-Canadian Holder by the Issuer on a New Note or on the proceeds received by a Non-Canadian Holder on the disposition of a New Note, including a redemption, payment on maturity or repurchase.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes in the United States. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes in the United States received in exchange for Old Notes where the Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any exchange of Old Notes for New Notes or from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any resale of New Notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the reasonable expenses of one counsel for the holders of the securities) other than commissions or concessions of any brokers or dealer and will indemnify the holders of Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES

The validity of the New Notes and the related Guarantees will be passed on for us by Davis Polk & Wardwell LLP, New York, New York. In passing on the validity of the Guarantees, Davis Polk & Wardwell LLP relied upon the opinion of Brian C. Curry, Corporate Secretary of Emera as to certain matters.

EXPERTS

The consolidated financial statements of Emera appearing in Emera's Form 40-F for the year ended December 31, 2023, have been audited by Ernst & Young LLP, Chartered Professional Accountants, Halifax, Nova Scotia, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed or furnished with the SEC as part of the registration statement of which this prospectus is a part:

•	The documents listed as being incorporated by reference in this prospectus under the heading “Documents Incorporated by Reference”;

•	The organizational documents of the Issuer and the Guarantors;

•	The Indenture relating to the Notes;

•	The Registration Rights Agreement relating to the Old Notes;

•	Opinions and consents of counsel;

•	Consent of Ernst & Young LLP;

•	Powers of attorney (included on the signature pages of the registration statement);

•	The statement of eligibility of the U.S. Trustee on Form T-1;

•	The form of letter of transmittal; and

•	The form of notice of guaranteed delivery.

Any questions or requests for assistance may be directed to the exchange agent at the address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer:

The exchange agent for the exchange offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Attention: Kristian Klein

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 578-5378

Email: EMA@dfking.com

FORM F-10

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Certain Persons

Emera Incorporated is incorporated under the laws of Nova Scotia, Canada

Under Emera Incorporated’s (“Emera” or the “F-10 Registrant”) Amended Articles of Association, the F-10 Registrant must indemnify directors and officers, each former director and officer and each other individual who acts or acted at the F-10 Registrant’s request as a director or officer or in a similar capacity of an Other Entity (as defined below) and their respective heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such person in respect of any civil, criminal, administrative, investigative, arbitration, mediation, or other proceeding or investigation to which he or she is made a party or involved in by reason of being or having been a director or officer of the F-10 Registrant or such Other Entity at the request of the F-10 Registrant or in a similar capacity, provided that: (i) the individual acted honestly and in good faith with a view to the best interests of the F-10 Registrant or, as the case may be, to the best interest of the Other Entity for which the individual acted as a director or officer or in a similar capacity at the F-10 Registrant’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds to believe that his or her conduct was lawful. The F-10 Registrant shall, to the full extent permitted by law, advance funds to an individual referred to above for any costs, charges and expenses of a proceeding or investigation provided that such individual shall repay the funds advanced if the individual does not fulfill the conditions of indemnification. The right of any person to indemnification granted is not exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, resolution or other vote of shareholders or directors, at law or otherwise; and the amount for which such indemnity is proved immediately attaches as a lien on the property of the F-10 Registrant and has priority against the members over all other claims. The term “Other Entity” means any affiliate or subsidiary of the F-10 Registrant, and any other body corporate, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, unincorporated organization, unincorporated syndicate or other enterprise in which the F-10 Registrant, directly or indirectly, now or in the future, holds an interest, whether in debt, equity or otherwise, for which the director, officer or other individual serves or served as a director or officer or in a capacity similar thereto at the request of the F-10 Registrant. The F-10 Registrant is authorized to enter into an agreement evidencing and setting out the terms and conditions of an indemnity in favour of any of the persons referred to in the article regarding indemnification of its Amended Articles of Association. In addition, no director or officer of the F-10 Registrant shall, in the absence of any dishonesty on the part of such director or officer, be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity, or for any loss or expense happening to the F-10 Registrant through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of the F-10 Registrant, or through the insufficiency or deficiency of any security in or upon which any of the funds of the F-10 Registrant are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on his or her part, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of his or her office or in relation thereto. The F-10 Registrant purchases directors’ and officers’ insurance which provides protection for directors and officers in cases where they incur a liability as a result of their activities on behalf of the F-10 Registrant.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Emera pursuant to the foregoing provisions, Emera has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Public Utilities Act and is therefore unenforceable.

F-10 II-1

EXHIBITS TO FORM F-10

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein.

F-10 II-2

FORM F-10

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The F-10 Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

(a)	Concurrently with the filing of this Registration Statement, the F-10 Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)	Any change to the name or address of the agent for service of the F-10 Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

F-10 III-1

FORM F-10

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the F-10 Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Halifax, Province of Nova Scotia, Country of Canada, on the 15th day of November, 2024.

EMERA INCORPORATED

By:	/s/ GREGORY W. BLUNDEN
	Name:	Gregory W. Blunden
	Title:	Chief Financial Officer

By:	/s/ BRIAN C. CURRY
	Name:	Brian C. Curry
	Title:	Corporate Secretary

F-10 III-2

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Emera Incorporated in the United States, on November 15, 2024 in the City of Halifax, Province of Nova Scotia, Country of Canada.

EUSHI FINANCE, INC.

By:	/s/ GREGORY W. BLUNDEN
	Name:	Gregory W. Blunden
	Title:	Chief Financial Officer & Director

By:	/s/ BRIAN C. CURRY
	Name:	Brian. C. Curry
	Title:	Corporate Secretary

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FORM S-4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Delaware Registrants

EUSHI Finance, Inc. and Emera US Holdings Inc. are formed under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of the corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the directors’ or officers’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), (iv) for any transaction from which a director derived an improper personal benefit or (v) with respect to an officer, in any derivative action by or in the right of the corporation.

Under EUSHI Finance, Inc.’s (“EUSHI Finance”) bylaws, EUSHI Finance may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of EUSHI Finance) by reason of the fact that he or she is or was a director, officer, employee or agent of EUSHI Finance, or is or was serving at the request of EUSHI Finance as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of EUSHI Finance, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of EUSHI Finance, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. EUSHI Finance may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of EUSHI Finance to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of EUSHI Finance, or is or was serving at the request of EUSHI Finance as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of EUSHI Finance and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to EUSHI Finance unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of EUSHI Finance has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Any indemnification (unless ordered by a court) shall be made by EUSHI Finance only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. Such determination shall be made, with respect to a person who is a director or officer of EUSHI Finance at the time of such determination:

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(a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (d) by the stockholders. Expenses (including attorneys’ fees) incurred by an officer or director of EUSHI Finance in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by EUSHI Finance in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by EUSHI Finance as authorized by the EUSHI Finance’s bylaws. Such expenses (including attorneys’ fees) incurred by former directors and officers and other employees and agents of EUSHI Finance or by persons serving at the requests of EUSHI Finance as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as EUSHI Finance deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, EUSHI Finance’s bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. A right of indemnification or to advancement of expenses arising under a provisions of the certificate of incorporation, or a bylaw after the occurrence of the act of omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is ought, unless the provision in effect at the time of such act or omission explicitly authorized such elimination or impairment after such action or omission has occurred. EUSHI Finance may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of EUSHI Finance, or is or was serving at the request of EUSHI Finance as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not EUSHI Finance would have the power to indemnify him or her against such liability.

The amended certificate of incorporation of Emera US Holdings Inc. (“EUSHI”) indemnifies expenses and liabilities to all current and former directors and officers of EUSHI to the fullest extent permitted by applicable laws. Under EUSHI bylaws, EUSHI shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of EUSHI) by reason of the fact that he or she is or was a director or officer of EUSHI, or is or was serving at the request of EUSHI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of EUSHI, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of EUSHI, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. EUSHI shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of EUSHI to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of EUSHI, or is or was serving at the request of EUSHI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of EUSHI and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to EUSHI unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. EUSHI may, at the discretion of the board of directors, indemnify all employees and agents of EUSHI (other than directors and officers) to the extent that directors and officers shall be indemnified. To the extent that a present or former director or officer of EUSHI has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any such claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Any indemnification (unless ordered by a court) shall be made by EUSHI only as authorized in the specific case upon a determination that indemnification of the present or former director or officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. Such determination shall be made (1) by majority vote of the directors who are not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by EUSHI in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by EUSHI. He or she shall not repay the amount if it shall be ultimately determined that he or she is entitled to be indemnified. The indemnification and advancement of expenses provided by, or granted pursuant to, EUSHI’s bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. EUSHI is authorized, according to the discretion of the board of directors, to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of EUSHI, or is or was serving at the request of EUSHI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not EUSHI must indemnify him or her against such liability.

S-4 II-2

Item 21. Exhibits and Financial Statement Schedules.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein.

Item 22. Undertakings.

(a) The F-4 registrants hereby undertake:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

S-4 II-3

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, superseded or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Form S-4 registrants pursuant to the foregoing provisions set forth in Item 20 above, or otherwise, such registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrants of expenses incurred or paid by a director, officer or controlling person of such registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The Form S-4 registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of the responding to the request.

(d) The Form S-4 registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being involved therein, that was not the subject of disclosure included in the registration statement when it became effective.

S-4 II-4

FORM S-4

SIGNATURES

Pursuant to the requirements of the Securities Act, Emera Incorporated has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Halifax, Province of Nova Scotia, Country of Canada, on this 15th day of November, 2024.

EMERA INCORPORATED

By:	/s/ GREGORY W. BLUNDEN
	Name:	Gregory W. Blunden
	Title:	Chief Financial Officer

By:	/s/ BRIAN C. CURRY
	Name:	Brian C. Curry
	Title:	Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Scott C. Balfour	President, Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2024

* Gregory W. Blunden	Chief Financial Officer (Principal Financial and Accounting Officer)	November 15, 2024

* M. Jacqueline Sheppard	Chair and Director	November 15, 2024

* James V. Bertram	Director	November 15, 2024

* Henry E. Demone	Director	November 15, 2024

* Paula Gold-Williams	Director	November 15, 2024

* Kent M. Harvey	Director	November 15, 2024

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* B. Lynn Loewen	Director	November 15, 2024

* Brian J. Porter	Director	November 15, 2024

* Ian E. Robertson	Director	November 15, 2024

* Karen H. Sheriff	Director	November 15, 2024

* Jochen E. Tilk	Director	November 15, 2024

* Carla M. Tully	Director	November 15, 2024

*By:	/s/ Gregory W. Blunden
Gregory W. Blunden
Attorney-in-Fact

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Emera Incorporated in the United States, on November 15, 2024 in the City of Halifax, Province of Nova Scotia, Country of Canada.

EUSHI FINANCE, INC.

By:	/s/ GREGORY W. BLUNDEN
	Name:	Gregory W. Blunden
	Title:	Chief Financial Officer & Director

By:	/s/ BRIAN C. CURRY
	Name:	Brian C. Curry
	Title:	Corporate Secretary

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Halifax, Province of Nova Scotia, Country of Canada, on this 15th day of November, 2024.

EUSHI FINANCE, INC.

By:	/s/ GREGORY W. BLUNDEN
	Name:	Gregory W. Blunden
	Title:	Chief Financial Officer & Director

By:	/s/ BRIAN C. CURRY
	Name:	Brian C. Curry
	Title:	Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Jeffrey Chronister	President and Director (Principal Executive Officer)	November 15, 2024

* Gregory W. Blunden	Director and Chief Financial Officer (Principal Financial and Accounting Officer)	November 15, 2024

* John Cochrane	Director	November 15, 2024

*By:	/s/ GREGORY W. BLUNDEN
Gregory W. Blunden
Attorney-in-Fact

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Halifax, Province of Nova Scotia, Country of Canada, on this 15th day of November, 2024.

EMERA US HOLDINGS INC.

By:	/s/ GREGORY W. BLUNDEN
	Name:	Gregory W. Blunden
	Title:	Chief Financial Officer

By:	/s/ BRIAN C. CURRY
	Name:	Brian C. Curry
	Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* David M. Nicholson	President and Director (Principal Executive Officer)	November 15, 2024

* Gregory W. Blunden	Chief Financial Officer (Principal Financial and Accounting Officer)	November 15, 2024

* Scott C. Balfour	Director	November 15, 2024

* Kent M. Harvey	Director	November 15, 2024

*By:	/s/ GREGORY W. BLUNDEN
Gregory W. Blunden
Attorney-in-Fact

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INDEX TO EXHIBITS

Exhibits to Form F-10

Exhibit No.

1.1	Form of Letter of Transmittal (included in Exhibit 99.1 to Form S-4)
1.2	Form of Notice of Guaranteed Delivery (included in Exhibit 99.2 to Form S-4)
3.1	Registration Rights Agreement dated as of June 18, 2024 among EUSHI Finance, Inc., as issuer, Emera Incorporated and Emera US Finance Holdings Inc., as guarantors, and Morgan Stanley & Co. LLC, MUFG Securities Americas Inc. and RBC Capital Markets, LLC as representatives of the several initial purchasers named therein (included as Exhibit 4.4 to Form S-4)
4.1	Annual Information Form of Emera dated February 26, 2024 for the year ended December 31, 2023 (incorporated by reference to Exhibit 99.1 to Emera’s Form 40-F filed February 26, 2024)
4.2	Audited comparative consolidated financial statements of Emera as at and for the years ended December 31, 2023 and December 31, 2022, together with the auditors’ report thereon (incorporated by reference to Exhibit 99.3 to Emera’s Form 40-F filed February 26, 2024)
4.3	Management’s Discussion and Analysis of Emera for the year ended December 31, 2023 (incorporated by reference to Exhibit 99.2 to Emera’s Form 40-F filed February 26, 2024)
4.4	Management Information Circular of Emera distributed in connection with Emera’s annual meeting of shareholders held on May 23, 2024 (incorporated by reference to Exhibit 99.1 to Emera’s Form 6-K furnished April 12, 2024)
4.5	Unaudited comparative consolidated interim financial statements of Emera as at and for the three months and nine months ended September 30, 2024 and September 30, 2023 (incorporated by reference to Exhibit 99.2 to Emera’s Form 6-K furnished November 12, 2024)
4.6	Management’s Discussion and Analysis of Emera for the three months and nine months ended September 30, 2024 (incorporated by reference to Exhibit 99.1 to Emera’s Form 6-K furnished November 12, 2024)
5.1	Consent of Davis Polk & Wardwell LLP (included in Exhibit 23.2 to Form S-4)
5.2	Consent of Brian C. Curry, Corporate Secretary of Emera Incorporated (included in Exhibit 23.3 to Form S-4)
5.3	Consent of Ernst & Young LLP*
6.1	Powers of Attorney of Emera Incorporated (included as Exhibit 24.1 to Form S-4)
7.1	Base Indenture, dated as of June 18, 2024, among EUSHI Finance, Inc., as Issuer, Emera Incorporated and Emera US Holdings Inc., as Guarantors, and Equiniti Trust Company, LLC, as Trustee (included as Exhibit 4.2 to Form S-4)
7.2	First Supplemental Indenture among EUSHI Finance, Inc., as Issuer, Emera Incorporated and Emera US Holdings Inc., as Guarantors, and Equiniti Trust Company, LLC, as Trustee dated June 18, 2024 (included as Exhibit 4.3 to Form S-4)
107.1	Filing Fee Table*

*	Filed herewith.

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Exhibits to Form S-4

Exhibit No.

3.1	Memorandum of Association of Emera Incorporated*
3.2	Amended Articles of Association of Emera Incorporated*
3.3	EUSHI Finance, Inc. Amended Certificate of Incorporation*
3.4	Bylaws of EUSHI Finance, Inc.*
3.5	Emera US Holdings Inc. Amended Certificate of Incorporation*
3.6	Bylaws of Emera US Holdings Inc.*
4.1	Form of 7.625% Fixed-to Fixed Reset Rate Junior Subordinated Notes due 2054 of EUSHI Finance, Inc.*
4.2	Base Indenture, dated as of June 18, 2024, among EUSHI Finance, Inc., as Issuer, Emera Incorporated and Emera US Holdings Inc., as Guarantors, and Equiniti Trust Company, LLC, as Trustee*
4.3	First Supplemental Indenture among EUSHI Finance, Inc., as Issuer, Emera Incorporated and Emera US Holdings Inc., as Guarantors, and Equiniti Trust Company, LLC, as Trustee dated June 18, 2024*
4.4	Registration Rights Agreement dated as of June 18, 2024 among EUSHI Finance, Inc., as issuer, Emera Incorporated and Emera US Finance Holdings Inc., as guarantors, and Morgan Stanley & Co. LLC, MUFG Securities Americas Inc. and RBC Capital Markets, LLC as representatives of the several initial purchasers named therein*
5.1	Opinion of Davis Polk & Wardwell LLP, U.S. counsel to EUSHI Finance, Inc., Emera Incorporated and Emera US Holdings Inc.*
5.2	Opinion of Brian C. Curry, Corporate Secretary of Emera Incorporated*
21.1	Subsidiaries of Emera Incorporated*
22.1	List of Guarantor Subsidiaries*
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Davis Polk & Wardwell LLP (included as part of its opinion filed in Exhibit 5.1 hereof)*
23.3	Consent of Brian C. Curry, Corporate Secretary of Emera Incorporated (included as part of his opinion filed in Exhibit 5.2 hereof)*
24.1	Powers of Attorney of Emera Incorporated*
24.2	Powers of Attorney of EUSHI Finance, Inc.*
24.3	Powers of Attorney Emera US Holdings Inc.*
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Equiniti Trust Company, LLC as trustee, on Form T-1*
99.1	Form of Letter of Transmittal*
99.2	Form of Notice of Guaranteed Delivery*
99.3	Form of Letter to Clients*
99.4	Form of Letter to Nominees*
107.1	Filing Fee Table (included as Exhibit 107.1 to Form F-10)

*	Filed herewith.

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